Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated

December 17, 2024

by and among

Four Leaf Acquisition Corporation, a Delaware corporation,

Xiaoyu Dida Interconnect International Limited, a Cayman Islands exempted company,

Xiaoyu Dida Merger Sub, Inc., a Delaware corporation, and

Xiaoyu Dida (USA) Company, Inc., a Delaware corporation

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TABLE OF CONTENTS CONTINUED

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 17, 2024 (the “Signing Date”), by and among Four Leaf Acquisition Corporation, a Delaware corporation (“Four Leaf”); Xiaoyu Dida Interconnect International Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Pubco”); Xiaoyu Dida Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub 1”); and Xiaoyu Dida (USA) Company, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub 2”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in Article I.

RECITALS

WHEREAS, upon completion of the restructuring of the Company (as defined below) prior to the Signing Date (the “Restructuring”) and as of the Signing Date, Pubco owns 100% equity interest of Xiaoyu Dida Limited, a British Virgin Islands business company incorporated in the British Virgin Islands (“BVI Company”),2 which owns 100% equity interest of Xiaoyu Dida Interconnect Technology (Hong Kong) Limited, a private company limited by shares incorporated under the Laws of Hong Kong (“HK Company”), which in turn owns 100% of the registered capital of Guangzhou Xiaoyu Dida Technology Development Co., Ltd., a limited liability company established under the Laws of the People’s Republic of China (the “China WFOE”), which in turn owns 100% of the registered capital of Guangzhou Xiaoyu Dida Big Data Technology Co., Ltd., a limited liability company established under the Laws of the People’s Republic of China (the “Company”);

WHEREAS, the Company and its Subsidiaries are engaged in the businesses of providing integrated online and offline lifestyle services in China (the “Business”);

WHEREAS, Four Leaf is a special purpose acquisition company (SPAC) formed for the sole purpose of entering into a share exchange, merger, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, subject to the terms and conditions hereof and in accordance with the Delaware General Corporation Law (“DGCL”), the Parties will complete a business combination transaction pursuant to which: (i) at the Closing, Merger Sub 1, a wholly-owned subsidiary of Pubco, will be merged with and into Four Leaf (“Merger 1”), with Four Leaf being the surviving company and becoming a wholly-owned subsidiary of Pubco (Four Leaf, in its capacity as the surviving entity of Merger 1, is hereinafter referred to for the periods from and after the Merger 1 Effective Time as the “Merger 1 Surviving Corporation”); and (ii) immediately following the consummation of Merger 1, the Merger 1 Surviving Corporation will be merged with and into Merger Sub 2, a wholly-owned subsidiary of Pubco (“Merger 2” and, collectively with Merger 1, the “Mergers”), with Merger Sub 2 being the surviving company and becoming a wholly-owned subsidiary of Pubco (Merger Sub 2, in its capacity as the surviving entity of Merger 2, is hereinafter referred to for the periods from and after the Merger 2 Effective Time as the “Merger 2 Surviving Corporation”);

WHEREAS, concurrently with their entry into this Agreement, the Parties to this Agreement, the Sponsor, and certain of the Sponsor’s Affiliates, who together hold an aggregate of 1,355,250 shares of Four Leaf Class B Common Stock as of the Signing Date, will enter into the Sponsor Support Agreement, pursuant to which each of the Sponsor and such Affiliates agrees (a) to vote all of such party’s shares of Four Leaf Class B Common Stock in favor of the Transactions, (b) to appear at any annual or special stockholder meeting of Four Leaf in person or by proxy for purposes of counting towards a quorum, (c) to vote all shares of Four Leaf Class B Common Stock held by such party against any proposals that would or would be reasonably likely to materially impede the Transactions, (d) not to transfer any shares of Four Leaf Class B Common Stock held by such party, subject to certain exceptions, and (e) to observe other customary covenants in support of the Transactions;

WHEREAS, concurrently with their entry into this Agreement, the Parties to this Agreement and certain Pubco Shareholders will enter into the Shareholder Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, each party to the Shareholder Support Agreement agrees (a) to vote all of such party’s Pubco Shares in favor of the Transactions, (b) to, if applicable, appear at the general meeting of Pubco in person or by proxy for purposes of counting towards a quorum, (c) to vote all Pubco Shares held by such party against any proposals that would or would be reasonably likely to materially impede the Transactions, and (d) not to transfer any Pubco Shares held by such party, subject to certain exceptions;

WHEREAS, at the Closing, Pubco, certain stockholders of Four Leaf and certain Pubco Shareholders will enter into the A&R Registration Rights Agreement;

WHEREAS, the sole director of Pubco has determined that this Agreement, Merger 1, Merger 2 and the other Transactions are fair and advisable to, and in the best interests of, Pubco and the Pubco Shareholders;

WHEREAS, the board of directors of Four Leaf has unanimously (a) determined that (x) this Agreement, Merger 1, Merger 2 and the other Transactions are fair and advisable to, and in the best interests of, Four Leaf and its stockholders, and (y) the Transactions constitute a “Business Combination” as such term is defined in the Four Leaf Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance hereof, Merger 1, Merger 2 and the other Transactions, and (ii) approved and declared advisable the Merger 1 Certificate of Merger, the Merger 2 Certificate of Merger, the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Warrant Assumption Agreement, and each other Additional Agreement to which Four Leaf is a party and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement, the Merger 1 Certificate of Merger and the Merger 2 Certificate of Merger by the stockholders of Four Leaf, and (d) directed that this Agreement, the Merger 1 Certificate of Merger and the Merger 2 Certificate of Merger be submitted to the stockholders of Four Leaf for their approval at the Four Leaf Special Meeting;

WHEREAS, the sole director of Merger Sub 1 has determined that this Agreement, Merger 1 and the other Transactions are fair and advisable to, and in the best interests of, Merger Sub 1 and its sole stockholder;

WHEREAS, the sole director of Merger Sub 2 has determined that this Agreement, Merger 2 and the other Transactions are fair and advisable to, and in the best interests of, Merger Sub 2 and its sole stockholder;

WHEREAS, pursuant to the Four Leaf Organizational Documents, Four Leaf shall provide an opportunity to its stockholders to have their Four Leaf Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement (including the Conversion), the Four Leaf Organizational Documents, the Investment Management Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Four Leaf for the Business Combination (the “Offer”); and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties accordingly agree as follows:

Article I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by Pubco, certain stockholders of Four Leaf and certain Pubco Shareholders at the Closing, substantially in the form attached hereto as Exhibit B, that will, among other things, govern the registration of certain Pubco Shares for resale and also provide for a twelve (12)-month or 180-day, as the case may be, lock-up pertaining to certain Pubco Shares owned by such stockholders of Four Leaf and such Pubco Shareholders and which shall be effective as of the Closing.

“Action” means any legal action, suit, claim, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” mean the Sponsor Support Agreement, the Shareholder Support Agreement, the A&R Registration Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the Transactions.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly is Controlling, is Controlled by, or is under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, each of Merger Sub 1 and Merger Sub 2 is an Affiliate of Pubco.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Data” means all business information and data, excluding personal information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the Cayman Islands, New York, United States or the PRC are authorized to close for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the Business by the Company or any of its Subsidiaries.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, or re-enacted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” means the Leases and all Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound, including any entered into by the Company or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

“Company Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise has a right to use.

“Company Owned IP” means all Intellectual Property rights owned by the Company or any of its Subsidiaries.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any of its Subsidiaries (or their suppliers or customers) that is not already generally available to the public, including any Intellectual Property rights.

“Contracts” means any legally binding written, oral or other agreement, contract, subcontract, lease (including equipment leases, car leases and capital leases), commitment, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, statement of work, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Conversion” means the automatic exchange in Merger 1 of one share of Four Leaf Class A Common Stock into one Pubco Class A Ordinary Share pursuant to Section 3.1(a).

“Copyrights” has the meaning given to such term in the definition of “Intellectual Property”.

“CSRC” means the China Securities Regulatory Commission.

“CSRC Filing Notice” means, the Notice of Filing for Overseas Issuance and Listing issued by the CSRC related to the Transactions under the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the processing, privacy, security, or protection of Personal Data, and all regulations or guidance issued thereunder.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Environmental Laws” means all applicable Laws concerning or that relate to pollution, protection or cleanup of the environment, natural resources, occupational safety and health, or that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Four Leaf Charter” means the Second Amended and Restated Certificate of Incorporation of Four Leaf passed on June 29, 2022.

“Four Leaf Class A Common Stock” means the Class A common stock, par value of $0.0001 per share, of Four Leaf.

“Four Leaf Class B Common Stock” means the Class B common stock, par value of $0.0001 per share, of Four Leaf.

“Four Leaf Common Stock” means, collectively, (i) the Four Leaf Class A Common Stock and (ii) the Four Leaf Class B Common Stock.

“Four Leaf Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by Four Leaf (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including: (a) all fees (including the Deferred Underwriting Amount), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of attorneys, accountants, tax, public relations, printer and proxy solicitor and other customary advisors and service providers, as appointed by Four Leaf and Sponsor; and (b) any and all filing fees payable by Four Leaf to the Governmental Authorities in connection with the Transactions.

“Four Leaf Warrants” means all outstanding and unexercised redeemable warrants issued by Four Leaf to purchase shares of Four Leaf Class A Common Stock at a price of $11.50 per whole share.

“Four Leaf Unit” means a unit of Four Leaf comprised of one share of Four Leaf Class A Common Stock, and one Four Leaf Warrant.

“Fraud” means an intentional common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on imputed knowledge, recklessness or negligence), as finally determined by a court of competent jurisdiction (or by an arbitration proceeding should the Parties agree to one), by any Person with respect to the making by such Person of an express representation or warranty contained in this Agreement (as qualified by the Pubco Disclosure Schedules or the Four Leaf Disclosure Schedules, as the case may be), in each case, with the actual knowledge of such Person that such representation or warranty was false when made and which was made with the specific intent of deceiving, misleading and inducing the Person to whom such representation and warranty was made to enter into or consummate the Transactions and upon which such Person has reasonably relied to such Person’s material detriment. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all materiality qualifications shall be taken into account.

“Fundamental Representations” means: (a) with respect to Pubco or any of its Subsidiaries, the representations and warranties contained in the first sentence of Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.5 (Capitalization) and 4.30 (Finders’ Fees); and (b) with respect to Four Leaf, the first sentence of 5.1 (Corporate Existence and Power), 5.2 (Corporate Authorization), 5.5 (Finders’ Fees), and 5.6 (Capitalization).

“Governmental Authority” means any PRC, United States or other government entity, body or authority, including: (a) any PRC, United States or other national, federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated); (b) any government or governmental authority or any political subdivision thereof; (c) any PRC, United States or other regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or (d) any official of any of the foregoing acting in such capacity.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HSR Act” means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations thereunder, as amended.

“Indebtedness” means with respect to any Person: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below); (g) all guarantees by such Person of the obligations of other Persons described in the immediately precedent clause (a) through (f); and (h) any agreement to incur any of the same.

“Intellectual Property” means: (a) patents, patent applications (including provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights associated with the foregoing; (d) trade secrets and Know-How (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Data/Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all other intellectual property or proprietary rights of any kind or description; (h) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Inventory” is defined in the UCC.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Trust Agreement” means the investment management trust agreement made as of March 16, 2023, by and between Four Leaf and the Trustee, as the same may be amended or restated from time to time in accordance with its terms.

“IPO” means the initial public offering of Four Leaf pursuant to a prospectus dated March 16, 2023.

“IRS” means the U.S. Internal Revenue Service.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Law” or “Laws” means any PRC, United States or other national, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, Liabilities, consolidated financial conditions, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (d) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of, or at the written request of, Four Leaf, (e) the public announcement or disclosure of or performance of this Agreement or the Transactions contemplated hereby, the pendency or consummation of the Transactions, or the identity of the Parties hereto, including the initiation of shareholder litigation or other Proceedings related to this Agreement or the Transactions, or any impact thereof on relationships, contractual or otherwise, with customers, employees, suppliers, distributors, contractors, lenders, investors, partners or similar parties with whom the Party hereto has any relationship (in each case, resulting from the consummation of the Transactions, or the public announcement or disclosure of this Agreement or the Transactions, or the identity of the Parties hereto); (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; or (vg) any natural or man-made disaster or acts of God, or the occurrence or continuation of any epidemic, pandemic or other similar outbreak, any impact arising therefrom, or any action taken or any Order imposed by any Governmental Authority as a result thereof, including the continued effects of the COVID-19 virus; (h) the failure by Pubco or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period; (i) events, circumstances, changes or effects affecting the financial, credit or securities markets in the PRC or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (j) strikes, slowdowns or work stoppages; or (k) any event or circumstance that is reasonably expected to arise out of any matter disclosed in the Pubco Disclosure Schedules; provided that if any matter described in clauses (a), (b), (c), (g), (i) and (j) has had a disproportionate adverse effect on the Company and the Business (taken as a whole) as compared to companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect or a Material Adverse Change has occurred.

“Merger Sub 1 Common Stock” means the common stock, $0.0001 par value per share, of Merger Sub 1.

“Merger Sub 2 Common Stock” means the common stock, $0.0001 par value per share, of Merger Sub 2.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NDA” means the Confidentiality Agreement, dated as of May 1, 2023, between Four Leaf and the Company.

“Order” means any decree, order, judgment, writ, award, injunction, binding guidance or opinion, rule or consent of or by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

“Patents” has the meaning given to such term in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means: (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances, including those disclosed in policies of title insurance which have been made available to Four Leaf, and those identified in Real Property ownership certificates or title reports or compulsorily permitted by applicable Laws; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings; (d) matters that would be disclosed by an accurate survey or inspection of the Real Property; (e) Liens with respect to any obligations as lessee under capitalized leases; (f) rights, interests, Liens or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed; and (g) Liens set forth in Article I of the Pubco Disclosure Schedules.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data/Information” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“PRC” means the People’s Republic of China, which, solely for the purposes of this Agreement, excludes Hong Kong, the Macau Special Administrative Region and Taiwan.

“Privacy Laws” means all applicable PRC Laws, and the Laws of other jurisdictions applicable to the Company or any of its Subsidiaries, relating to privacy and protection of Personal Data, including, but not limited to, the PRC Personal Information Protection Law and any and all similar Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Pubco Class A Ordinary Shares” means class A ordinary shares of Pubco of a par value of $0.00005 each.

“Pubco Class B Ordinary Shares” means class B ordinary shares of Pubco of a par value of $0.00005 each.

“Pubco Group” means Pubco and each of its Subsidiaries, including the BVI Company, the HK Company, the China WFOE and the Company.

“Pubco Product” means each of the products and services that have been: (a) developed and are scheduled for release within the twelve (12) months after the Signing Date; or (b) marketed, distributed, licensed, sold, offered, or otherwise provided or made available, in each case, by any of the Pubco Group.

“Pubco Shareholders” means any holder of any Pubco Shares immediately prior to the Merger 1 Effective Time.

“Pubco Shares” means, collectively: (a) the Pubco Class A Ordinary Shares; and (b) the Pubco Class B Ordinary Shares.

“Pubco Transaction Expenses” means out-of-pocket fees and expenses payable by Pubco or any of its Subsidiaries (including the Merger Subs and the relevant surviving companies of the Mergers, but excluding Four Leaf prior to the Merger 1 Effective Time) or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, as appointed by Pubco;, and (b) any and all filing fees payable by Pubco or any of its Subsidiaries (including the Merger Subs and the relevant surviving companies of the Mergers, but excluding Four Leaf prior to the Merger 1 Effective Time) or their respective Affiliates to the Governmental Authorities in connection with the Transactions, provided that Four Leaf shall not be deemed as Pubco or a Subsidiary of Pubco for purpose of this term.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means ALWA Sponsor LLC, a Delaware limited liability company.

“Shareholder Support Agreement” means the shareholder support agreement entered into by certain Pubco Shareholders (who constitute the holders of at least two-thirds of holders of the outstanding Pubco Shares), Four Leaf and Pubco as of the Signing Date, substantially in the form attached hereto as Exhibit C, providing that, among other things, such Pubco Shareholders will vote their Pubco Shares in favor of the Requisite Pubco Vote on the terms and subject to the conditions set forth in such agreement.

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor Support Agreement” means the sponsor support agreement entered into by the Sponsor, certain of Sponsor’s Affiliates, Four Leaf and Pubco as of the Signing Date, substantially in the form attached hereto as Exhibit D, providing that, among other things, the Sponsor and such Sponsor’s Affiliates will vote their shares of Four Leaf Common Stock in favor of the Four Leaf Stockholder Approval Matter on the terms and subject to the conditions set forth in such agreement.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any of its Subsidiaries.

“Tax” means any national, federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Taxing Authority” means the PRC State Taxation Administration, the IRS and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trademarks” has the meaning given to such term in the definition of “Intellectual Property”.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any Additional Agreements.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Warrant Assumption Agreement” means a warrant assignment, assumption and amendment agreement by and between Four Leaf and Pubco, in the form attached hereto as Exhibit H.

“$” means U.S. dollars, the legal currency of the United States.

GLOSSARY

“Additional Four Leaf SEC Documents”	Section 5.13(a)
“Affiliate Transaction”	Section 4.36(a)
“Agreement”	Preamble
“Alternative Proposal”	Section 6.2
“Alternative Transaction”	Section 6.2
“Anti-Corruption Laws”	Section 4.33(a)
“Audited Financial Statements”	Section 7.4
“Business”	Recitals
“BVI Company”	Recitals
“China WFOE”	Recitals
“Closing”	Section 2.1(a)
“Closing Date”	Section 2.1(a)
“Company”	Recitals
“Computer Systems”	Section 4.20(j)
“Copyrights”	Article I

“Data Security Requirements”	Section 4.20(h)
“Delaware SOS”	Section 2.1(a)
“DGCL”	Recitals
“D&O Indemnified Persons”	Section 6.6(a)
“D&O Tail Insurance”	Section 6.6(b)
“DTC”	Section 3.3(a)(iii)
“Exchange Agent”	Section 3.3(a)(ii)
“Export Control Laws”	Section 4.33(a)
“Financial Statements”	Section 4.12(a)
“Foreign Corrupt Practices Act”	Section 4.19(a)
“Four Leaf”	Preamble
“Four Leaf Certificates”	Section 3.3(b)
“Four Leaf Class B Conversion”	Section 3.1(a)(i)
“Four Leaf Disclosure Schedules”	Article V
“Four Leaf Financial Statements”	Section 5.13(b)
“Four Leaf Group”	Section 11.19(a)
“Four Leaf Recommendation”	Section 8.4
“Four Leaf Redeeming Shares”	Section 3.1(a)(vi)
“Four Leaf Stockholder Approval Matters”	Section 8.3(a)
“Four Leaf SEC Documents”	Section 5.13(a)
“Four Leaf Special Meeting”	Section 8.3(a)
“Four Leaf Merger Consideration”	Section 3.1(a)(ii)
“HK Company”	Recitals
“International Trade Control Laws”	Section 4.33(a)
“Key Employees”	Section 4.26(a)
“Labor Agreements”	Section 4.26(a)
“Material Contracts”	Section 4.17(a)
“Mergers”	Recitals
“Merger 1”	Recitals
“Merger 1 Effective Time”	Section 2.1(a)
“Merger 1 Certificate of Merger”	Section 2.1(a)
“Merger 1 Surviving Corporation”	Recitals
“Merger 2”	Recitals
“Merger 2 Effective Time”	Section 2.1(b)
“Merger 2 Certificate of Merger”	Section 2.1(b)
“Merger 2 Surviving Corporation”	Recitals
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Mergers”	Recitals
“Non-Recourse Party”	Section 11.4

“Offer”	Recitals
“Outside Date”	Section 10.1(d)(i)
“Patents”	Article I
“Permits”	Section 4.18
“Privacy Policy”	Section 4.20(k)
“Prohibited Party”	Section 4.33(b)
“Prospectus”	Section 8.3(a)
“Proxy Statement/Prospectus”	Section 8.3(a)
“Pubco”	Preamble
“Pubco Disclosure Schedules”	Article IV
“Pubco Group Shares”	Section 4.5(a)
“Pubco Leases”	Section 4.22
“Pubco Warrant”	Section 3.1(a)(iv)
“Registered IP”	Section 4.20(a)
“Registration Statement”	Section 8.3(a)
“Required Four Leaf Stockholder Approval”	Section 9.1(e)
“Requisite Pubco Vote”	Section 4.2
“Restructuring”	Recitals
“Sanctions Laws”	Section 4.33(a)
“Signing Date”	Preamble
“Subscription Agreement”	Recitals
“Trademarks”	Article I
“Trust Account”	Section 5.8
“Trust Fund”	Section 5.8
“Unit Separation”	Section 3.1(a)(ii)
“Xiaoyu Dida Group”	Section 11.19(b)

Article II
THE MERGERS; CLOSINGS

2.1 The Mergers.

(a) Merger 1. Unless this Agreement is otherwise earlier terminated in accordance with Article X, the consummation of the Mergers (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.12, on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article IX that are required to be satisfied on or prior to the Closing Date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other place and time or in such other manner as Pubco and Four Leaf may mutually agree upon in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, Merger Sub 1 shall be merged with and into Four Leaf and the separate corporate existence of Merger Sub 1 shall thereupon cease and Four Leaf shall be the surviving corporation. On the Closing Date, Four Leaf and Merger Sub 1 shall cause a certificate of merger (the “Merger 1 Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware SOS”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect Merger 1. Merger 1 will become effective at such time as the Merger 1 Certificate of Merger has been duly filed with the Delaware SOS or at such later date or time as may be agreed by Four Leaf and Pubco in writing and specified in the Merger 1 Certificate of Merger in accordance with the DGCL (the effective time of Merger 1 being hereinafter referred to as the “Merger 1 Effective Time”).

(b) Merger 2. Immediately following the consummation of Merger 1, the Merger 1 Surviving Corporation shall be merged with and into Merger Sub 2 and the separate corporate existence of the Merger 1 Surviving Corporation shall thereupon cease and Merger Sub 2 shall be the surviving corporation. Immediately following the consummation of Merger 2, the Merger 1 Surviving Corporation and Merger Sub 2 shall cause a certificate of merger (the “Merger 2 Certificate of Merger”) to be executed, acknowledged and filed with the Delaware SOS in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect Merger 2. Merger 2 will become effective at such time as the Merger 2 Certificate of Merger has been duly filed with the Delaware SOS or at such later date or time as may be agreed by Four Leaf and Pubco in writing and specified in the Merger 2 Certificate of Merger in accordance with the DGCL (the effective time of Merger 2 being hereinafter referred to as the “Merger 2 Effective Time”).

2.2 Effect of Mergers. The Mergers shall have the effects set forth in this Agreement, the Merger 1 Certificate of Merger, the Merger 2 Certificate of Merger and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of: (a) Merger 1 and without further act or deed, at the Merger 1 Effective Time, all of the property, rights, privileges, agreements, powers and franchises of Merger Sub 1 and Four Leaf shall vest in Four Leaf and all of the debts, Liabilities, obligations and duties of Four Leaf and Merger Sub 1 shall become the debts, Liabilities, obligations and duties of Merger 1 Surviving Corporation; and (b) Merger 2 and without further act or deed, at the Merger 2 Effective Time, all of the property, rights, privileges, agreements, powers and franchises of Four Leaf and Merger Sub 2 shall vest in the Merger 2 Surviving Corporation and all of the debts, Liabilities, obligations and duties of Four Leaf and Merger Sub 2 shall become the debts, Liabilities, obligations and duties of the Merger 2 Surviving Corporation.

2.3 Charter Documents.

(a) At the Merger 1 Effective Time, the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the Merger 1 Effective Time, shall cease and the certificate of incorporation of Four Leaf shall be amended and restated so that its reads in its entirety as set forth in Exhibit G-1, and as so amended and restated, shall be the certificate of incorporation of Merger 1 Surviving Corporation.

(b) At the Merger 2 Effective Time, the certificate of incorporation of Merger 1 Surviving Corporation, as in effect immediately after the Merger 1 Effective Time, shall cease and the certificate of incorporation of the Merger Sub 2, as in effect immediately prior to the Merger 2 Effective Time and in the form attached hereto as Exhibit G-2, shall be the certificate of incorporation of the Merger 2 Surviving Corporation.

2.4 Directors and Officers of the Merger 1 Surviving Corporation, the Merger 2 Surviving Corporation and Pubco. The Parties will take all requisite action such that: (a) the directors and officers of Four Leaf as of immediately prior to the Merger 1 Effective Time shall resign and cease to be as a director or officer (as applicable), effective as of the Merger 1 Effective Time and the directors and officers of Merger Sub 1 immediately prior to the Merger 1 Effective Time shall be the directors and officers of the Merger 1 Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Merger 1 Surviving Corporation; (b) at the Merger 2 Effective Time, the directors and officers of Merger Sub 2 immediately prior to the Merger 2 Effective Time shall be the directors and officers of the Merger 2 Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Merger 2 Surviving Corporation; and (c) effective as of the Merger 1 Effective Time, Pubco’s board of directors shall consist of up to five (5) directors, three (3) of whom shall be independent directors under Nasdaq rules and one (1) of them shall be the Chief Executive Officer of Pubco. Sponsor shall have the right, but not the obligation, to designate, or cause to be designated, one (1) of the independent directors to serve as a director of Pubco until the second annual shareholder meeting of Pubco that takes place after the Merger 1 Effective Time, and Pubco shall have the right, but not the obligation, to designate, or cause to be designated, the remaining directors.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Merger 1 Effective Time or Merger 2 Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Merger 1 Surviving Corporation or the Merger 2 Surviving Corporation, respectively, with full right, title and possession to all assets, property, rights, privileges, agreements, powers and franchises of Four Leaf or Merger Sub 1, as applicable, the officers and directors of Four Leaf and Merger Sub 1 are fully authorized in the name of their respective merged corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement or the DGCL.

Article III
EFFECTS OF THE MERGERS

3.1 Effect on Securities.

(a) Treatment of Securities of Four Leaf and Pubco in Merger 1. At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of Four Leaf, Merger Sub 1, or Pubco or the holder of any shares of capital stock of any of the foregoing:

(i) Four Leaf Class B Common Stock Conversion. Immediately prior to the Merger 1 Effective Time, each share of Four Leaf Class B Common Stock shall be automatically converted into one share of Four Leaf Class A Common Stock in accordance with the terms of the Four Leaf Charter (such automatic conversion, the “Four Leaf Class B Conversion”) and each share of Four Leaf Class B Common Stock shall no longer be outstanding and shall automatically be canceled, and each former holder of Four Leaf Class B Common Stock shall thereafter cease to have any rights with respect to such shares.

(ii) Four Leaf Units. Each Four Leaf Unit outstanding immediately prior to the Merger 1 Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Four Leaf Class A Common Stock and one Four Leaf Warrant in accordance with the terms of the applicable Four Leaf Units (the “Unit Separation”); provided, however, that no fractional Four Leaf Warrants will be issued in connection with the Unit Separation such that if a holder of Four Leaf Units would be entitled to receive a fractional Four Leaf Warrant upon the Unit Separation, the number of Four Leaf Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Four Leaf Warrants. The underlying shares of Four Leaf Class A Common Stock and Four Leaf Warrant held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.1.

(iii) Four Leaf Class A Common Stock. Immediately after giving effect to following the separation of each Four Leaf Unit in accordance with Section 3.1(a)(ii) and the Four Leaf Class B Conversion, each share of Four Leaf Class A Common Stock (which, for the avoidance of doubt, includes the shares of Four Leaf Class A Common Stock (A) issued in connection with the Four Leaf Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the Merger 1 Effective Time (other than any shares of Four Leaf Class A Common Stock referred to in Section 3.1(a)(v) and any Four Leaf Redeeming Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal (if any) in accordance with Section 3.3(b), one Pubco Class A Ordinary Share (the “Four Leaf Merger Consideration”). As of the Merger 1 Effective Time, each holder of Four Leaf Class A Common Stock shall cease to have any other rights in and to Four Leaf.

(iv) Assumption of Four Leaf Warrants. Each Four Leaf Warrant outstanding immediately prior to the Merger 1 Effective Time shall, at the Merger 1 Effective Time, cease to be a warrant with respect to Four Leaf Class A Common Stock and shall be assumed by Pubco and converted into a warrant to purchase one Pubco Class Ordinary Share pursuant to the Warrant Assumption Agreement (each, a “Pubco Warrant”). Each Pubco Warrant shall continue to have and be subject to substantially the same terms as were applicable to such Four Leaf Warrant in effect immediately prior to the Merger 1 Effective Time under the terms of the Warrant Agreement (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Assumption Agreement. Four Leaf and Pubco shall take all lawful action to effect the aforesaid provisions of this Section3.1(a)(iv), including entering into the Warrant Assumption Agreement. At or prior to the Merger 1 Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Ordinary Shares for delivery upon the exercise of Pubco Warrants after the Merger 1 Effective Time.

(v) Four Leaf Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the Merger 1 Effective Time, if there are any shares of Four Leaf Common Stock that are owned by Four Leaf as treasury stock or any shares of Four Leaf Common Stock owned by any direct or indirect wholly owned subsidiary of Four Leaf immediately prior to the Merger 1 Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(vi) Four Leaf Redeeming Shares. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of Four Leaf Common Stock that are required to be redeemed pursuant to the Offer (such shares, the “Four Leaf Redeeming Shares”), such shares of Four Leaf Common Stock shall not be exchanged pursuant to clause (ii) above but shall immediately prior to the Merger 1 Effective Time be canceled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Four Leaf Organizational Documents, the Investment Management Trust Agreement, and the Proxy Statement/Prospectus.

(vii) Merger Sub 1 Common Stock. At the Merger 1 Effective Time, each share of Merger Sub 1 Common Stock issued and outstanding immediately prior to the Merger 1 Effective Time shall automatically convert into one share of common stock of Merger 1 Surviving Corporation and constitute the only issued and outstanding capital stock of Merger 1 Surviving Corporation. As of the Merger 1 Effective Time, each holder of Merger Sub 1 Common Stock shall cease to have any other rights in and to Merger Sub 1.

(b) Treatment of Securities of Four Leaf and Merger Sub 2 in Merger 2. At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of Four Leaf, Merger Sub 2, Pubco or the holder of any shares of capital stock of any of the foregoing, each share of Merger 1 Surviving Corporation issued and outstanding immediately prior to the Merger 2 Effective Time shall thereupon be automatically cancelled and extinguished without any conversion thereof or payment therefor and the Merger Sub 2 Common Stock that is issued and outstanding immediately prior to the Merger 2 Effective Time shall remain outstanding and shall not be affected by Merger 2.

3.2 Equitable Adjustments. If, between the Signing Date and the Merger 1 Effective Time, the issued and outstanding shares of any class or series of Pubco shall have been changed into a different number of shares or a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of shares of Pubco will be appropriately adjusted to provide to the holders of Four Leaf Common Stock the same economic effect as contemplated by this Agreement.

3.3 Conversion; Delivery of Shares.

(a) In connection with the Conversion:

(i) The Parties to this Agreement shall take all necessary actions to effect the Conversion and provide for the payment of the Four Leaf Merger Consideration as contemplated by this Agreement;

(ii) Prior to the Merger 1 Effective Time, Four Leaf and Pubco shall mutually select a bank or trust company reasonably acceptable to the Parties to act as the exchange agent for the payment of the Four Leaf Merger Consideration to holders of Four Leaf Class A Common Stock in accordance with the Merger 1 Certificate of Merger and this Agreement (the “Exchange Agent”) and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement; and

(iii) If the Exchange Agent requires that, as a condition to receive the Four Leaf Merger Consideration, any holder of Four Leaf Class A Common Stock deliver a letter of transmittal to the Exchange Agent, then as promptly as practicable following the Merger 1 Effective Time, Pubco shall cause to be sent to each holder of Four Leaf Class A Common Stock (as of immediately prior to the Merger 1 Effective Time) a letter of transmittal in such form as may be required by the Exchange Agent, which shall have customary representations and warranties as to title, authorization, execution and delivery. Notwithstanding anything to the contrary contained herein, any obligation on Pubco under this Agreement to issue Pubco Class A Ordinary Shares to holders of Four Leaf Class A Common Stock entitled to receive Pubco Class A Ordinary Shares may be satisfied by Pubco issuing such Pubco Class A Ordinary Shares, and shall be deemed to have been satisfied upon issuance of such Pubco Class A Ordinary Shares: (i) to the Depository Trust Company (“DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each holder of Four Leaf Class A Common Stock shall hold such Pubco Class A Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Pubco Class A Ordinary Shares; or (ii) directly to each holder of Four Leaf Class A Common Stock by entering such holder of Four Leaf Class A Common Stock on the register of members maintained by Pubco (or its share registrar) for the Pubco Class A Ordinary Shares.

(b) Subject to the occurrence of the Merger 1 Effective Time, upon the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with the delivery of a letter of transmittal (accompanied with all certificates representing shares of Four Leaf Class A Common Stock (which, if applicable, may be the certificates that formerly represented shares of Four Leaf Class B Common Stock that converted into such shares of Four Leaf Class A Common Stock), to the extent such shares of Four Leaf Common Stock are certificated (the “Four Leaf Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by Pubco, each holder of Four Leaf Common Stock shall be entitled to receive in exchange for the Four Leaf Merger Consideration. Until surrendered as contemplated by this Section 3.3(b) each share of Four Leaf Common Stock shall be deemed at any time from and after the Merger 1 Effective Time to represent only the right to receive upon such surrender the Four Leaf Merger Consideration, which the holders of such Four Leaf Common Stock were entitled to receive in respect of such shares pursuant to Section 3.1(a). No interest shall be paid or accrued upon the transfer of any share.

(c) Promptly following the date that is one (1) year after the Merger 1 Effective Time, Pubco shall instruct the Exchange Agent to deliver to Pubco all documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Four Leaf Merger Consideration that remains unclaimed shall be returned to Pubco and the unclaimed Pubco Class A Ordinary Shares comprising the Four Leaf Merger Consideration shall be held by Pubco as treasury shares, and any Person that was a holder of Four Leaf Class A Common Stock (other than any Four Leaf Class A Common Stock referred to in Section 3.1(a)(v)

and Four Leaf Redeeming Shares) as of immediately prior to the Merger 1 Effective Time that has not claimed their applicable portion of the Four Leaf Merger Consideration in accordance with this Section 3.3 prior to the date that is one (1) year after the Merger 1 Effective Time, may (subject to applicable abandoned property, escheat and similar Laws) claim from Pubco, and Pubco shall promptly transfer and deliver, such applicable portion of the Four Leaf Merger Consideration without any interest thereupon. None of Four Leaf, Pubco, the Merger Subs, the Merger 1 Surviving Corporation, the Merger 2 Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Four Leaf Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Four Leaf Merger Consideration shall not have been claimed immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amount shall be cancelled by Pubco.

3.4 Lost, Stolen or Destroyed Certificates. In the event any certificates for any Four Leaf Common Stock shall have been lost, stolen or destroyed, Pubco shall issue the Four Leaf Merger Consideration in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof such securities, as may be required pursuant to Section 3.1(a); provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by Pubco as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

3.5 No Issuance of Fractional Shares. No certificates or scrip representing fractional shares will be issued representing fractional shares of Pubco Class A Ordinary Shares upon the Conversion of the Four Leaf Class A Common Stock or Four Leaf Warrants pursuant to Section 3.1, and any such fractional share interest that would otherwise be issued will be rounded down to the nearest whole share.

3.6 Withholding. Pubco, Four Leaf and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Parties hereto shall use commercially reasonable efforts to cooperate and reduce or eliminate any such withholding to the extent permitted by applicable Law, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.7 Payment of Redemption Amount and Expenses.

(a) Immediately following the Merger 2 Effective Time, Pubco and Four Leaf (or the Merger 1 Surviving Corporation following Merger 1 or the Merger 2 Surviving Corporation following Merger 2) shall pay or cause the Trustee to pay at the discretion and on behalf of Four Leaf (or the Merger 1 Surviving Corporation following Merger 1 or the Merger 2 Surviving Corporation following Merger 2), by wire transfer of immediately available funds from the Trust Account in sequence of: (i) as and when due all amounts payable to public stockholders of Four Leaf who shall have validly redeemed their Four Leaf Common Stock upon acceptance by Four Leaf of such Four Leaf Common Stock at the Closing, pursuant to the Offer; (ii) all accrued and unpaid Pubco Transaction Expenses and, subject to Section 11.7, all accrued and unpaid Four Leaf Transaction Expenses, each as set forth on a written statement to be delivered to Merger Sub 2 Surviving Corporation by or on behalf of Pubco and Four Leaf, respectively, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (iii) the remaining monies in the Trust Account to a bank account designated by Pubco for its immediate use, subject to this Agreement and the Investment Management Trust Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PUBCO

Except as set forth in the disclosure schedules delivered by Pubco to Four Leaf simultaneously with the execution of this Agreement and attached as Exhibit E hereto (the “Pubco Disclosure Schedules”), Pubco hereby represents and warrants, to Four Leaf that each of the following representations and warranties is true, correct and complete as of the Signing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant Part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. Certain information set forth in the Pubco Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Material Adverse Effect. Unless the context otherwise required, the below representations and warranties relate to, where applicable, Pubco on a consolidated basis with its Subsidiaries. References to Schedules in this Article IV shall, unless otherwise provided, are to the Pubco Disclosure Schedules.

4.1 Corporate Existence and Power. Pubco is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction in which it was formed. Except as set forth in Schedule 4.1, Pubco and each of its Subsidiaries has all requisite power and authority, corporate and otherwise, and each of them possesses all Permits necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, in all material respects. Except as set forth in Schedule 4.1, Pubco and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which Pubco and each of its Subsidiaries actually conduct Business.

4.2 Authorization. Pubco and each of its Subsidiaries has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions. This Agreement and all Additional Agreements to which Pubco or any of its Subsidiaries is or shall be a party have been duly authorized by all necessary action on the part of Pubco or its applicable Subsidiary, on or prior to the Closing, subject to the authorization and approval of this Agreement, the Merger 1 Certificate of Merger, the Merger 2 Certificate of Merger and the Transactions contemplated hereby by way of a special resolution of the Pubco Shareholders passed by not less than two-thirds affirmative votes cast by the holders of Pubco Shares, voting together as a single class, as being entitled to do so, vote in person or by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of Pubco at which a quorum is present and of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or approved in writing by all of the holders of Pubco Shares entitled to vote at a general meeting of Pubco, in accordance with the Organizational Documents of Pubco and applicable Law (the “Requisite Pubco Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which it is a party, will constitute, a valid and legally binding agreement of Pubco and each of its Subsidiaries enforceable against Pubco and each of such Subsidiaries in accordance with their respective terms, except as enforceability may be limited by Enforceability Exceptions.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by Pubco and each of its Subsidiaries of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than: (a) the filing of the Merger 1 Certificate of Merger and Merger 2 Certificate of Merger as required by the DGCL; (b) SEC or Nasdaq filings or approvals required to consummate the Transactions contemplated hereunder; (c) the CSRC Filing Notice; (d) where failure to obtain such consent, approval, license or action, or to make such registration, declaration or filing, would not prevent or materially delay the consummation by Pubco or any of its Subsidiaries, as the case may be, of the Transactions; and (e) as are necessary as a result of any facts or circumstances relating solely to Four Leaf or any of its Affiliates.

4.4 Non-Contravention. None of the execution, delivery or performance by Pubco or any of its Subsidiaries of this Agreement or any Additional Agreements to which it is a party does or will: (a) contravene or conflict with the Organizational Documents of Pubco or any of its Subsidiaries, as the case may be; (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Pubco or any of its Subsidiaries, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Pubco or any of its Subsidiaries or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which Pubco or any of its Subsidiaries is entitled under any provision of any Permit, Material Contract or other instrument or obligations binding upon Pubco or any of its Subsidiaries or by which any of Pubco Shares or any of Pubco’s or any of its Subsidiaries’ assets is or may be bound; (c) result in the creation or imposition of any Lien on any of Pubco Shares or any securities/equity of its Subsidiaries; (d) cause a loss of any material benefit relating to the Business to which Pubco or any of its Subsidiaries is or may be entitled under any provision of any Permit or Contract binding upon Pubco or any of its Subsidiaries; or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of Pubco’s or any of its Subsidiaries’ material assets, in the cases of (b) to (e), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capitalization.

(a) Schedule 4.5(a) sets forth the capitalization of Pubco and each of its Subsidiaries, including without limitation the numbers and classes of shares authorized, the number and classes of shares issued and outstanding as of the Signing Date, the registered capital subscribed and paid-in by the shareholders of the Company as of the Signing Date, and the record and beneficial owners thereof (collectively, the “Pubco Group Shares”). Except as set forth in Schedule 4.5(a), all of the issued and outstanding Pubco Group Shares have been duly authorized and validly issued, and are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the Signing Date and immediately prior to the Closing, all of the issued and outstanding Pubco Group Shares are owned legally and beneficially by the Persons set forth on Exhibit A. Except for the Pubco Group Shares, no other class in the share capital of Pubco or any of its Subsidiaries is or ever has been authorized or issued or outstanding.

(b) Merger Sub 2. Upon the execution of this Agreement, there will be 5,000,000,000 shares of Merger Sub 2 Common Stock authorized, of which one (1) share will be issued and outstanding as of such time and held by Pubco. No other shares of capital stock or other voting securities of Merger Sub 2 are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub 2 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub 2’s Organizational Documents or any Contract to which Merger Sub 2 is a party or by which Merger Sub 2 is bound. Except as set forth in Merger Sub 2’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub 2 to repurchase, redeem or otherwise acquire any Merger Sub 2 Common Stock or any capital stock of Merger Sub 2. There are no outstanding contractual obligations of Merger Sub 2 to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Merger Sub 1. Upon the execution of this Agreement, there will be 5,000,000,000 shares of Merger Sub 1 Common Stock authorized, of which one (1) share will be issued and outstanding as of such time and held by Pubco. No other shares of capital stock or other voting securities of Merger Sub 1 are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub 1 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub 1’s Organizational Documents or any Contract to which Merger 1 Sub is a party or by which Merger

Sub 1 is bound. Except as set forth in Merger Sub 1’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub 1 to repurchase, redeem or otherwise acquire any Merger Sub 1 Common Stock or any capital equity of Merger Sub 1. There are no outstanding contractual obligations of Merger Sub 1 to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) Except as set forth in Schedule 4.5(d), there are no: (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, restricted stock agreements, plans or other agreements of any kind providing for the purchase, issuance or sale of any Pubco Group Shares; or (b) to the knowledge of Pubco, agreements with respect to any of Pubco Group Shares, including any voting trust, other voting agreement or proxy with respect thereto.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of Pubco, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 4.6: (a) all of the outstanding equity securities of each Subsidiary of Pubco are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by Pubco or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (b) there are no Contracts to which Pubco or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of Pubco other than the Organizational Documents of any such Subsidiary; (c) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Pubco is a party or which are binding upon any Subsidiary of Pubco providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of Pubco; (d) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Pubco; (e) subject to applicable Laws, no Subsidiary of Pubco has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract or Order; (f) except for the equity interests of the Subsidiaries and the Persons listed on Schedule 4.6, Pubco does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (g) none of Pubco or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (h) except as set forth on Schedule 4.6, there are no outstanding contractual obligations of Pubco or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7 Organizational Documents. Copies of the Organizational Documents of Pubco and each of its Subsidiaries have heretofore been made available to Four Leaf, and such copies are each true and complete copies of such instruments as amended and in effect on the Signing Date. Neither Pubco nor any of its Subsidiaries has taken any action in violation of its Organizational Documents.

4.8 Pre-transaction Internal Restructuring. Except as set forth in Schedule 4.8, the Pubco Group has carried out and completed the Restructuring in accordance with all applicable Laws, and the Company and its Affiliates first obtained all required approvals and consents from competent Governmental Authorities and other relevant third parties. Consummation of the Restructuring by the Pubco Group has not: (a) violated, conflicted with or resulted in a breach of; (b) constituted a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Organizational Documents of the Company and any Law applicable to the Company. The register of members and shareholders and the relevant documents of Pubco evidencing the completion of the Restructuring have been filed with competent Governmental Authorities to the extent required by applicable Laws and have been made available to Four Leaf, and are true, correct and complete.

4.9 Corporate Records. The register of members or shareholders or the equivalent documents of Pubco and of each of its Subsidiaries, and all proceedings of Pubco’s and each of Subsidiaries’ board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, relating to all issuances and transfers of stock or shares, or material assets by Pubco and each such Subsidiary, have been made available to Four Leaf, and are true, correct and complete copies of the original register of members or shareholders or the equivalent documents and minute book records of Pubco or the Subsidiary, as applicable.

4.10 Assumed Names. Schedule 4.10 is a complete and correct list of all assumed or “doing business as” names currently or previously used by Pubco or any of its Subsidiaries, including names on any websites. None of Pubco or any of its Subsidiaries has used any assumed or “doing business as” name other than the names listed on Schedule 4.10 to conduct the Business.

4.11 Consents. No Material Contracts binding upon Pubco, any of its Subsidiaries or by which any of Pubco Shares, or any of Pubco’s assets are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the Transactions.

4.12 Financial Statements.

(a) Attached hereto as Schedule 4.12 are true, complete and correct copies of, (a) the unaudited consolidated balance sheets of Pubco, and the related statements of operations, changes in shareholders’ equity and cash flows, as of and for the fiscal years ended December 31, 2022 and 2023; and (b) the unaudited consolidated balance sheet of Pubco, and the related statements of operations, changes in shareholders’ equity and cash flows, as of and for the period then ended June 30, 2024 (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the consolidated financial position of Pubco and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations for the periods reflected therein, subject to (A) normal year-end adjustments and (B) the absence of footnotes required under U.S. GAAP. The Financial Statements: (i) were prepared from the Books and Records of Pubco; (ii) were prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of Pubco Group’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to Pubco Group with respect to the periods then ended, subject to (A) normal year-end adjustments and (B) the absence of footnotes required under U.S. GAAP.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since July 1, 2024, there are no material Liabilities, debts or obligations of the type required to be disclosed on a balance sheet (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Pubco. All material debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements, are included therein.

(d) The Financial Statements accurately reflect in all material respects the outstanding Indebtedness of Pubco as of the date thereof, subject to any adjustment in the Financial Statements. Except as set forth in the Financial Statements or as disclosed on Schedule 4.12(d), Pubco does not have any Indebtedness.

4.13 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Four Leaf by or on behalf of Pubco are accurate, complete, and authentic in all material respects. The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of material assets of, and the providing of services by, Pubco and each of its Subsidiaries. Except as set forth in the Financial Statements, Pubco maintains a system of internal accounting controls reasonably sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with management’s authorizations in all material respects;

(ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with Pubco’s historical practices and to maintain asset accountability in all material respects;

(iii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by Pubco, as permitted by U.S. GAAP;

(iv) access to assets is permitted only in accordance with management’s authorization; and

(v) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.14 Absence of Certain Changes. Since July 1, 2024, other than the Restructuring or except as set forth on Schedule 4.14 or contemplated by this Agreement, any Additional Agreements or in connection with the Transactions: (a) Pubco has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) Pubco has not taken any action nor has any event occurred which would have violated the covenants of Pubco set forth in this Agreement if such action had been taken or such event had occurred between the Signing Date and the Closing Date except as would not have a Material Adverse Effect on an individual basis or in the aggregate.

4.15 Properties; Title to Pubco’s Assets.

(a) (i) the material items of Tangible Personal Property are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), (ii) the material items of Tangible Personal Property have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto and (iii) all of the Tangible Personal Property is in the control of Pubco Group or their respective employees.

(b) Pubco has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the assets reflected on the Financial Statements. No such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, Pubco’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, necessary for Pubco to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.16 Litigation. Except as set forth on Schedule 4.16: (a) there is no Action (or any basis therefor) pending against, or to the knowledge of Pubco threatened against or affecting, Pubco, any of its officers or directors, or the Business before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions; (b) there are no outstanding judgments against Pubco that would reasonably to be expected to affect the ability of Pubco to enter into and perform its obligations under this Agreement; and (c) to the knowledge of Pubco, neither Pubco nor any of its Subsidiaries is, or has been since January 1, 2023, subject to any Proceeding with any Governmental Authority.

4.17 Contracts.

(a) Schedule 4.17(a) lists all material Contracts (collectively, the “Material Contracts”) to which Pubco or any of its Subsidiaries is a party and which are currently in effect as of the Signing Date and constitute the following (if and to the extent applicable):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, Pubco or any of its Subsidiaries of $1,000,000 or more individually (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring the payment of any commissions by Pubco or any of its Subsidiaries in excess of $1,000,000 annually;

(iii) all employment Contracts, employee leasing Contracts, labor dispatch agreements (if applicable), labor service agreements (if applicable) and consultant and sales representatives Contracts with any current or former officer, director, employee, service provider or consultant of Pubco, any of the Subsidiaries of Pubco or other Person, under which Pubco or any of its Subsidiaries (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of Pubco or any of its Subsidiaries;

(iv) all Contracts relating to any acquisitions or dispositions of assets (other than in the ordinary course of business) by Pubco or any of its Subsidiaries, with a dollar value in excess of $1,000,000;

(v) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vi) Contracts (A) under which Pubco or any of its Subsidiaries is currently: (1) licensing or otherwise providing the right to use to any third party any Company Owned IP, or (2) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (I) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by Pubco or any of its Subsidiaries, with a dollar value individually not in excess of $100,000, (II) any Contract related to open source software, or (III) any Contract under which Pubco or any of its Subsidiaries licenses any of its Intellectual Property in the ordinary course of business, and (B) under which Pubco or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements limiting the freedom of Pubco or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material Patents, Trademarks, service marks, trade names, brands, Copyrights, trade secrets and other material Intellectual Property Rights of Pubco;

(ix) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which Pubco or any of its Subsidiaries holds a leasehold interest (including the Leases) involving payment by the Pubco or any of its Subsidiaries in excess of $200,000 per annum; and

(x) all material franchise agreements granting franchisees the right to conduct self-service car washing business involving payment to the Company in excess of $500,000.

(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect, and except as set forth in Schedule 4.17(b), neither Pubco nor, to Pubco’s knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract; (ii) Pubco has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of Pubco’s assets; (iii) no Material Contract (A) requires Pubco to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Four Leaf or any of its Affiliates. Pubco previously provided to Four Leaf or its counsel true and correct fully executed copies of each written Material Contract.

(c) Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by Pubco of this Agreement or any Additional Agreements to which Pubco is a party or the consummation by Pubco of the Transactions constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of Pubco or to a loss of any material benefit to which Pubco is entitled under any provision of any Material Contract.

(d) Pubco and each of its Subsidiaries is in material compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18 Licenses and Permits. Except as set forth in Schedule 4.18 or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, Pubco and its Subsidiaries have obtained and maintained all material license, franchise, permit, order or approval or other similar authorization necessary to operate the Business (the “Permits”). The Permits are valid and in full force and effect in all material respects, and to the knowledge of Pubco, none of the Permits will, assuming any requisite third-party consent has been obtained or waived prior to the Closing Date (if and to the extent applicable), be terminated or impaired or become terminable solely as a result of the Transactions.

4.19 Compliance with Laws.

(a) Other than as set forth in Schedule 4.19(a), neither Pubco and its Subsidiaries nor, to the knowledge of Pubco, any representative or other Person acting on behalf of Pubco, is in violation in any material respect of, and, since January 1, 2023, no such Person has failed to be in compliance in all material respects with, all applicable Laws. Other than as set forth in Schedule 4.19(a) or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2023: (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by Pubco of, or failure on the part of Pubco to comply with, or any Liability suffered or incurred by Pubco in respect of any violation of or noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its Business or the ownership or use of any of its material assets; and (ii) no Action by any Governmental Authority is pending, or to the knowledge of Pubco, threatened, alleging any such violation or noncompliance by Pubco or any of its Subsidiaries. Except as set forth in Schedule 4.19(a), neither Pubco nor any of its Subsidiaries has been threatened in writing or, to Pubco’s knowledge, orally to be charged with, or given written or, to Pubco’s knowledge, oral notice, of any violation of Law or any judgment, order or decree entered by any Governmental Authority. Subject to Schedule 4.19(a) and without limiting the generality of the foregoing, Pubco and each of its Subsidiaries is, and since January 1, 2023, has been, in compliance with: (i) every Law applicable to Pubco or any of its Subsidiaries due to the specific nature of the Business, including Data Protection Laws, Privacy Laws and any comparable or similar Law of any jurisdiction applicable to Pubco or any of its Subsidiaries; (ii) the Criminal Law of the PRC, the Anti-Unfair Competition Law of the PRC, the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to Pubco or any of its Subsidiaries; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment, in each case, except for such violations which would not be reasonably expected to have a Material Adverse Effect. Neither Pubco nor any of its Subsidiaries has been threatened or charged in writing (or to Pubco’s knowledge, orally) with or given written (or to Pubco’s knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to Pubco’s knowledge, neither Pubco nor any of its Subsidiaries is under any investigations with respect to any such Law.

(b) Neither Pubco nor, to the knowledge of Pubco, any representative or other Person acting on behalf of Pubco is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.20 Intellectual Property.

(a) Schedule 4.20(a) contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned (in whole or in part) by Pubco or any of its Subsidiaries (“Registered IP”) (specifying as to each, as applicable, the nature of the Intellectual Property, title, owner, the filing date, date of issuance, expiration date, registration number, application number, registrar and status); (ii) all Contracts or agreements to use any Company Licensed IP, including for the Software, Technology, or Business Systems of any other Persons that are material to the Business as currently conducted (other than Contracts: (A) for unmodified, commercially available, “off-the-shelf” Software; (B) for Software, Technology or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $100,000; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (D) whereby Intellectual Property is implicitly licensed; (E) pursuant to which Pubco or any of its Subsidiaries grants non-exclusive licenses that are immaterial to the Business; or (F) whereby Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of Pubco or any of its Subsidiaries solely to the extent necessary for such Person to provide services thereto); (iii) any material unregistered Trademarks or Copyrights owned or purported to be owned by Pubco or any of its Subsidiaries; and (iv) all Contracts as of the Signing Date pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP. The Company Owned IP and the Company Licensed IP constitutes all material Intellectual Property rights used in the operation of the Business of Pubco and its Subsidiaries and is sufficient for the conduct of the Business as currently conducted as of the Signing Date in all material respects.

(b) Except as set forth in Schedule 4.20(b) or as would not have a Material Adverse Effect, Pubco or any of its Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to Company Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company Licensed IP. All Company Owned IP that is material to the Business as currently conducted is subsisting and, to the knowledge of Pubco, valid and enforceable. To Pubco’s knowledge, no issuance or registration obtained, and no application filed by Pubco or any of its Subsidiaries for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where Pubco or such Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application, and which is indicated in Schedule 4.20(a). No loss or expiration of any Company Owned IP is pending, or to Pubco’s knowledge, threatened. No Pubco Product has been created pursuant to, or subject to, any collaboration or funding agreement with any Governmental Authority or any third party, and is subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law.

(c) Pubco and each of its Subsidiaries has taken, and continues to take commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. None of Pubco or any of its Subsidiaries has disclosed any such trade secrets or Confidential Information that is material to the Business to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(d) As of the Signing Date, except as set out in Schedule 4.20(d): (i) there is not and, to the knowledge of Pubco, since January 1, 2023, there have not been any claims properly filed with a Governmental Authority and served on Pubco or any of its Subsidiaries, or threatened in writing (including email) to be filed, against Pubco or any of its Subsidiaries, with any Governmental Authority, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other Persons (including any material demands or offers to license any Intellectual Property rights from any other Person); (ii) to Pubco’s knowledge, the operation of the Business as currently conducted as of the Signing Date (including the Pubco Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to Pubco’s knowledge, no other Person has infringed, misappropriated or violated any of Company Owned IP; and (iv) none of Pubco or any of its Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing in the twelve (12) months before the Signing Date. To the knowledge of Pubco, none of the Company Owned IP or Company Licensed IP is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by Pubco or affects the validity, use or enforceability of any such Company Owned IP or Company Licensed IP.

(e) Except as set forth in Schedule 4.20(b), all current and past founders, officers, employees, agents, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company Owned IP have: (i) been operating under the work for hire doctrine such that all such work is automatically owned by Pubco or the applicable Subsidiary by operation of Law; or (ii) executed valid, written agreements with Pubco or a Subsidiary, and pursuant to which such Persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with Pubco or such Subsidiary, as the case may be, and to assign to it all of their entire right, title, and interest in and to such Company Owned IP, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Company Owned IP.

(f) To Pubco’s knowledge, no event has occurred, or condition or state of facts exists which would form a reasonable basis for product Liability related, in whole or in part, to any of Pubco Products or Pubco’s services.

(g) Pubco and each of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the conduct of the Business of Pubco as currently conducted. Pubco maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2023, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. Pubco and each of its Subsidiaries has purchased a sufficient number of seat licenses for its Business Systems.

(h) Pubco and each of its Subsidiaries currently is and previously since January 1, 2023 has complied in all material respects with: (i) all applicable Privacy Laws; (ii) industry standards to which it is legally bound; and (iii) all commitments under any Contract that it has entered into or is otherwise bound with respect to privacy or data security of Personal Data/Information or Business Data held or processed by or on behalf Pubco or any of its Subsidiaries (collectively, the “Data Security Requirements”). Pubco and each of its Subsidiaries has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Data/Information or Business Data held or processed by, via Contract, or on behalf of Pubco and its Subsidiaries, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. None of Pubco or any of its Subsidiaries has inserted and, to the knowledge of Pubco, no other Person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems. Since January 1, 2023: (x) to Pubco’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, Know-How or Confidential Information of or in the possession of Pubco or any of its Subsidiaries; and (y) Pubco and its Subsidiaries have not been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Data/Information, or the violation of any applicable Data Security Requirements.

(i) Pubco and its Subsidiaries have all rights to use the Business Data, in whole or in part, in the manner in which they receive and use such Business Data prior to the Closing Date.

(j) Except as set forth in Schedule 4.20(j), Pubco and its Subsidiaries have established and implemented, and, to the knowledge of Pubco, are operating in compliance in all material respects with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. Pubco and its Subsidiaries maintain security controls for all material Business Systems owned by Pubco or its Subsidiaries (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the past twelve (12) months preceding the Signing Date, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, Pubco has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of Pubco and its Subsidiaries.

(k) Pubco and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding Pubco’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. Except as set forth in Schedule 4.20(k), Pubco has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of Personal Data.

(l) Pubco and its Subsidiaries have implemented and maintained in all material respects: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data; and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, Pubco, (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk and (C) maintain notification procedures in compliance in with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data.

(m) No Actions are pending or, to the knowledge of Pubco, threatened in writing against Pubco or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(n) To the knowledge of Pubco, none of the tangible embodiments of Company Owned IP (including Software) is currently or was in the past twelve (12) months preceding the Signing Date distributed or used by Pubco with any public Software in a manner that requires that any of Company Owned IP (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

(o) Pubco or its Subsidiaries are in actual possession and control of the source code of the Software within Company Owned IP and all related documentation, specifications and Know-How. To the knowledge of Pubco, except as set forth on Schedule 4.20(o), no Person other than Pubco or its Subsidiaries and their employees and contractors: (i) has a right to access or possess any source code of the Software within Company Owned IP; or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by Pubco of this Agreement and the consummation of the Transactions.

4.21 Customers and Suppliers. Except as set forth in Schedule 4.21, none of Pubco’s ten (10) largest customers and ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for Pubco’s 2022 and 2023 fiscal years has: (a) terminated its relationship with Pubco; (b) materially reduced its business with Pubco or materially and adversely modified its relationship with Pubco; (c) notified Pubco in writing of its intention to take any such action; or (d) to the knowledge of Pubco, become insolvent or subject to bankruptcy proceedings.

4.22 Leased Property. All Leases to which Pubco or a Subsidiary is a party that are currently in effect (“Pubco Leases”) have been made available to Four Leaf. Except as set forth in Schedule 4.22, with respect to each Pubco Lease: (a) each Pubco Lease is valid, binding and in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (c) the lessee has been in peaceable possession since the commencement of the original term thereof; (d) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (e) there exist no default or event of default thereunder by the lessee; and (f) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (a) through (f), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Pubco or a Subsidiary of Pubco, as the case may be, holds the leasehold estate on Pubco Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. Pubco and its Subsidiaries do not own any Real Property.

4.23 Accounts Receivable and Payable; Loans.

(a) To the knowledge of Pubco, all accounts receivables and notes of Pubco reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by Pubco in the ordinary course of business consistent with past practice. To the knowledge of Pubco, the accounts payable of Pubco reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the knowledge of Pubco, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note as reflected in the Financial Statements relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To Pubco’s knowledge, all material accounts, receivables or notes as reflected in the Financial Statements are good and collectible in the ordinary course of business.

(c) Except as set forth on the Financial Statements, Pubco is not indebted to any of its Affiliates and no Affiliates are indebted to Pubco.

4.24 Pre-payments. Pubco has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.25 Employees; Employee Benefits.

(a) Neither Pubco nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of Pubco or any of its Subsidiaries, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of Pubco or any of its Subsidiaries.

(b) Other than as set forth on Schedule 4.25(b), Pubco and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices. There are no pending or, to the knowledge of Pubco, threatened claims or Proceedings against Pubco or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy.

(c) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which Pubco or any of its Subsidiaries is a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of Pubco or any of its Subsidiaries.

4.26 Employment Matters.

(a) Schedule 4.26 sets forth a true and complete list of: (i) the form of employment agreement and if applicable, commission agreement now in effect (the “Labor Agreements”); and (ii) each employee group or executive medical, life, or disability insurance plan, compulsory social security and housing funds (if applicable) and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of Pubco or any of its Subsidiaries now in effect or under which Pubco or any of its Subsidiaries has any obligation, or any understanding between Pubco or any of its Subsidiaries and any key employees of the Company as set out on Schedule 4.26 (the “Key Employees”) concerning the terms of such Key Employee’s employment that does not apply to Pubco’s employees generally. Pubco or any of its Subsidiaries has signed written employment agreements with its employees in accordance with the applicable Laws. Pubco has previously delivered to Four Leaf true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of Pubco.

(b)

(i) to the knowledge of Pubco, no current employee of Pubco or any of its Subsidiaries, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) to the knowledge of Pubco, there is no pending representation question or union organizing activity respecting employees of Pubco or any of its Subsidiaries.

4.27 Withholding. All obligations of Pubco and its Subsidiaries applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by Pubco or any of its Subsidiaries to trusts or other funds or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits, housing funds (if applicable) or any other benefits for its employees with respect to the employment of said employees through the Signing Date have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or except as set forth on Schedule 4.27. All reasonably anticipated obligations of Pubco and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees and all Tax withholdings (if applicable) in respect of the services rendered by any of them prior to the Signing Date have been or will be paid by Pubco or the applicable Subsidiary of Pubco prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.28 Tax Matters.

(a) Except as set forth on Schedule 4.28: (i) Pubco or each of its Subsidiaries has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Pubco or any of its Subsidiaries; (iv) no statute of limitations in respect of the assessment or collection of any material amount of Taxes of Pubco or any of its Subsidiaries for which a Lien may be imposed on any of Pubco’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the knowledge of Pubco, Pubco or any of its Subsidiaries has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Pubco or any of its Subsidiaries in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Pubco has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for material Taxes upon any of the assets of Pubco or any of its Subsidiaries; (viii) Pubco or any of its Subsidiaries has not received any written request from a Taxing Authority in a jurisdiction where Pubco or any of its Subsidiaries has not paid any material amount of Tax or filed material Tax Returns asserting that Pubco or any of its Subsidiaries is or may be subject to Tax in such jurisdiction; (ix) Pubco or any of its Subsidiaries is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a Contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Pubco has no material Liability for the Taxes of any other Person (other than a Subsidiary of Pubco): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) Pubco is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Pubco has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Financial Statements reflect accruals in accordance with U.S. GAAP for all current Taxes of Pubco and any of its Subsidiaries that are unpaid or payable as of July 1, 2024 (except for any inaccuracies that are not material), and neither Pubco nor any of its Subsidiaries has incurred any Liability for Taxes since July 1, 2024 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

4.29 Environmental Laws.

(a) Neither Pubco nor any of its Subsidiaries has: (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law, which has not heretofore been cured or for which there is any remaining Liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other Person to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Material Activities of Pubco, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the knowledge of Pubco, there are no Hazardous Materials in, on, or under any properties owned, or leased by Pubco or any of its Subsidiaries such as could give rise to any material Liability or corrective or remedial obligation of Pubco or any of its Subsidiaries under any Environmental Laws.

(c) Pubco has delivered to, or have otherwise made available for inspection by Four Leaf, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of Pubco or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Materials.

4.30 Finders’ Fees. Except as set forth on Schedule 4.30, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Pubco or any of its Affiliates who might be entitled to any fee or commission from Four Leaf, Pubco, Merger Sub 1, Merger Sub 2 or any of their Affiliates (including Pubco following the Closing) upon consummation of the Transactions.

4.31 Powers of Attorney and Suretyships. Pubco and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside Pubco or its Subsidiaries or any obligation or Liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside Pubco or its Subsidiaries or other than as reflected in the Financial Statements.

4.32 Directors and Officers. Schedule 4.32 sets forth a true, correct and complete list of all directors and officers of Pubco and of each of its Subsidiaries.

4.33 International Trade Matters; Anti-Bribery Compliance.

(a) Pubco and each of its Subsidiaries currently is and, since January 1, 2023, has been in compliance with, in all material respects, all applicable Laws related to: (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”); (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”); (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”); (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce or any other applicable Governmental Authority; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither Pubco nor any of its Subsidiaries, nor, to the knowledge of Pubco, any of their respective directors, officers employees or agents (acting on behalf of Pubco or any of its Subsidiaries), is or is acting under the direction of, on behalf of or for the benefit of a Person that is: (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including without limitation, as of the Signing Date, Crimea, Cuba, Iran, North Korea, Russia, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither Pubco nor any of its Subsidiaries, or, to the knowledge of Pubco, any of their respective directors, officers employees or agents (acting on behalf of Pubco or any of its Subsidiaries): (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws; (B) to the knowledge of Pubco, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws; or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither Pubco nor any of its Subsidiaries or, to the knowledge of Pubco, any agent or other Person acting for or on behalf of Pubco or any of its Subsidiaries has violated any Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws. Neither Pubco nor any of its Subsidiaries has received written notice of, nor, to the knowledge of Pubco, any of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of Pubco, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.34 Not an Investment Company. Pubco is not an “investment company” within the meaning of the Investment Company Act.

4.35 Insurance.

(a) Schedule 4.35(a) sets forth: (a) each material insurance policy under which Pubco or any of its Subsidiaries is an insured, a named insured or otherwise the principal beneficiary of coverage as of the Signing Date; and (b) Pubco’s loss runs with respect to all commercial automobile, commercial general liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Four Leaf.

(b) With respect to each such insurance policy required to be listed on Schedule 4.35(a): (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) Pubco is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Pubco’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default under the policy; (iii) as of the Signing Date, to the knowledge of Pubco, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the Signing Date, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.36 Affiliate Transactions.

(a) Schedule 4.36 sets forth a true, complete and correct list of all transactions, agreements, arrangements or understandings which are currently in effect, to which Pubco or any Subsidiary or Affiliate is a party, with any: (i) present or former executive officer or director of Pubco; (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital share or equity interests of Pubco; or (iii) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”). Each Affiliate Transaction Contract is a transaction duly approved by the board of directors in accordance with the Organizational Documents of Pubco or such Subsidiary.

(b) Except as set forth in Schedule 4.36, none of the Pubco Shareholders nor any of their Affiliates own or have any rights in or to any of the material assets, properties or rights used by Pubco.

4.37 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) Pubco and each of its Subsidiaries, and, to the knowledge of Pubco, each of their respective officers, directors, managers, and employees to whom Pubco or any of its Subsidiaries has given access to Personal Data, are and have been at all times since January 1, 2023, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of Pubco, neither Pubco nor any of its Subsidiaries has experienced any loss, damage or unauthorized access, use, disclosure or modification, or material breach of security of Personal Data maintained by or on behalf of Pubco or any of its Subsidiaries; and

(c) To the knowledge of Pubco: (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by Pubco or any of its Subsidiaries; and (ii) neither Pubco not any of its Subsidiaries has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case, including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification, cross-border transfer or breach of security, of Personal Data maintained by or on behalf of Pubco or any of its Subsidiaries.

(d) Pubco and its Subsidiaries have and have implemented policies and controls reasonably designed to ensure compliance with all applicable Privacy Laws.

4.38 OFAC. Neither of Pubco or any of its Subsidiaries, nor, to the knowledge of Pubco, any director or officer of Pubco or any of its Subsidiaries (nor, to the knowledge of Pubco, any agent, employee, affiliate or Person acting on behalf of Pubco or any of its Subsidiaries) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and Pubco and all of its Subsidiaries have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.39 Board Approval. The sole director of each of Pubco, Merger Sub 1 and Merger Sub 2 (including any required committee or subgroup of such boards) has, as of the Signing Date, unanimously: (a) declared the advisability of the Transactions; and (b) determined that the Transactions are in the best interests of the Pubco Shareholders.

4.40 Other Information. Information provided by Pubco to Four Leaf to facilitate due diligence in connection with the negotiation or execution of this Agreement, the Additional Agreements or any other agreement contemplated hereby or thereby, taken as a whole with respect to each representation or warranty, did not or does not contain (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

4.41 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Pubco Disclosure Schedules), Pubco expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of Pubco or Pubco’s assets, and Pubco specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to Pubco’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and, to the extent of the foregoing limitations, Four Leaf shall rely on its own examination and investigation thereof. None of Pubco’s Affiliates or any of their respective directors, officers, employees, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Four Leaf, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Four Leaf.

Article V
REPRESENTATIONS AND WARRANTIES OF FOUR LEAF

Four Leaf hereby represents and warrants to Pubco that, except as disclosed in the Four Leaf SEC Documents, each of the following representing representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties hereto agree that any reference to numbered and lettered sections and subsections of this Article V shall only refer to the section or subsection being referenced. The schedules to this Article V shall be collectively attached hereto as Exhibit F (the “Four Leaf Disclosure Schedules”).

5.1 Corporate Existence and Power. Four Leaf is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Four Leaf has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

5.2 Corporate Authorization. The execution, delivery and performance by Four Leaf of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by Four Leaf of the Transactions are within the corporate powers of Four Leaf and have been duly authorized by all necessary corporate action on the part of Four Leaf to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Four Leaf Stockholder Approval. This Agreement has been duly executed and delivered by Four Leaf and it constitutes, and upon their execution and delivery, the Additional Agreements (to which each of them is a party) will constitute, a valid and legally binding agreement of Four Leaf, enforceable against them in accordance with their representative terms, subject to the Enforceability Exceptions.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by Four Leaf of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority, other than: (i) the filing of the Merger 1 Certificate of Merger and the Merger 2 Certificate of Merger as required by the DGCL; (ii) SEC or Nasdaq filings or approvals required to consummate the Transactions; (iii) where failure to obtain such consent, approval, license or action, or to make such registration, declaration or filing, would not prevent or materially delay the consummation by Four Leaf of the Transactions; and (iv) as are necessary as a result of any facts or circumstances relating solely to Pubco or any of its Affiliates.

5.4 Non-Contravention. The execution, delivery and performance by Four Leaf of this Agreement and any Additional Agreements do not and will not: (i) contravene or conflict with the Organizational Documents of Four Leaf; or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, Order, writ, or decree binding upon Four Leaf, except for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on Four Leaf.

5.5 Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Four Leaf or their Affiliates who might be entitled to any fee or commission from Pubco, or any of its Affiliates upon consummation of the Transactions.

5.6 Capitalization. Four Leaf is authorized to issue a maximum of (1) 26,000,000 shares of Four Leaf Class A Common Stock, of which 2,722,903 shares are issued and outstanding; (2) 4,000,000 shares of Four Leaf Class B Common Stock, of which 1,355,250 shares are issued and outstanding; and (3) 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding. A total of 8,997,900 shares of Four Leaf Class A Common Stock are reserved for issuance with respect to the Four Leaf Warrants. No other shares of capital stock or other voting securities of Four Leaf are issued, reserved for issuance or outstanding. All issued and outstanding Four Leaf Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Four Leaf’s Organizational Documents or any Contract to which Four Leaf is a party or by which Four Leaf is bound. Except as set forth in Four Leaf’s Organizational Documents and in Schedule 5.6, there are no outstanding contractual obligations of Four Leaf to repurchase, redeem or otherwise acquire any Four Leaf Common Stock or any capital stock of Four Leaf. There are no outstanding contractual obligations of Four Leaf to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Information Supplied. None of the information supplied or to be supplied by Four Leaf expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Four Leaf’s stockholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Four Leaf or that is included in any Four Leaf SEC Documents). No material information provided by Four Leaf to Pubco in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to Four Leaf public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.8 Trust Fund. As of the Signing Date, Four Leaf has at least $29,937,074.18 in the trust fund established by Four Leaf for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase Bank, N.A., maintained by Trustee, in its capacity as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, arrangements or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Four Leaf SEC Documents to be inaccurate in any material respect or, to Four Leaf’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account, except to the extent that Four Leaf may convert all of the assets held in the Trust Account into cash provided that Four Leaf does not consummate an initial business combination within the time prescribed in the Prospectus. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Four Leaf and the Investment Management Trust Agreement. Except as set forth on Schedule 5.8, Four Leaf has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of Four Leaf, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the Signing Date, there are no claims or Proceedings pending or, to the knowledge of Four Leaf, threatened, with respect to the Trust Account. Except as set forth on Schedule 5.8, Four Leaf has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement). Upon the consummation of the Transactions, Four Leaf shall have no further obligation under either the Investment Management Trust Agreement or its Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms.

5.9 Listing. As of the Signing Date, the Four Leaf Common Stock, Four Leaf Units, and Four Leaf Warrants are listed on the Nasdaq Stock Market, with trading symbols “FORL”, “FORLU”, and “FORLW”, respectively. Four Leaf has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. Each director and executive officer of Four Leaf has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

5.10 Reporting Company. Four Leaf is a publicly held company subject to reporting obligations pursuant to Section 11 of the Exchange Act, and the Four Leaf Common Stock are registered pursuant to Section 11(b) of the Exchange Act.

5.11 No Market Manipulation. Neither Four Leaf nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Four Leaf Common Stock to facilitate the sale or resale of the Four Leaf Common Stock or affect the price at which the Four Leaf Common Stock may be issued or resold; provided, however, that this provision shall not prevent Four Leaf from engaging in investor relations or public relations activities consistent with past practices.

5.12 Board Approval. Four Leaf’s board of directors (including any required committee or subgroup of such boards) has, as of the Signing Date, unanimously (a) determined that (x) this Agreement, Merger 1, Merger 2 and the other Transactions are fair and advisable to, and in the best interests of, Four Leaf and its stockholders, and (y) the Transactions constitute a “Business Combination” as such term is defined in the Four Leaf Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance hereof, Merger 1, Merger 2 and the other Transactions, and (ii) approved and declared advisable the Merger 1 Certificate of Merger, the Merger 2 Certificate of Merger, the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Warrant Assumption Agreement, and each other Additional Agreement to which Four Leaf is a party and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement, the Merger 1 Certificate of Merger and the Merger 2 Certificate of Merger by the stockholders of Four Leaf, and (d) directed that this Agreement, the Merger 1 Certificate of Merger and the Merger 2 Certificate of Merger be submitted to the stockholders of Four Leaf for their approval at the Four Leaf Special Meeting.

5.13 Four Leaf SEC Documents and Financial Statements.

(a) Except as set forth on Schedule 5.13(a), Four Leaf has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Four Leaf with the SEC since Four Leaf’s incorporation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by Four Leaf subsequent to the Signing Date (the “Additional Four Leaf SEC Documents”). Four Leaf has made available to Pubco copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the Signing Date: (i) Four Leaf’s Quarterly Reports on Form 10-Q for each fiscal quarter of Four Leaf beginning with the first quarter Four Leaf was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Pubco pursuant to this Section 5.13) filed by Four Leaf with the SEC since Four Leaf’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), and (iii) above, whether or not available through EDGAR, are, collectively, the “Four Leaf SEC Documents”). The Four Leaf SEC Documents were, and the Additional Four Leaf SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Four Leaf SEC Documents did not, and the Additional Four Leaf SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Four Leaf SEC Document or Additional Four Leaf SEC Document has been or is revised or superseded by a later filed Four Leaf SEC Document or Additional Four Leaf SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Signing Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Four Leaf SEC Documents. To the knowledge of Four Leaf, none of the Four Leaf SEC Documents filed on or prior to the Signing Date is subject to ongoing SEC review or investigation as of the Signing Date.

(b) The financial statements and notes contained or incorporated by reference in the Four Leaf SEC Documents and the Additional Four Leaf SEC Documents (collectively, the “Four Leaf Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Four Leaf as of the dates thereof and the results of operations of Four Leaf for the periods reflected therein. The Four Leaf Financial Statements (i) were prepared from the Books and Records of Four Leaf; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Four Leaf’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to Four Leaf with respect to the periods then ended.

(c) Schedule 5.13(c) accurately reflects in all material respects the outstanding Indebtedness of Four Leaf as of the Signing Date and a reasonable estimate of costs and expenses in connection with the Transactions and other operating expenses as of the Closing in conformity with its existing engagements with counsel, advisor, accountant and other service providers. Except as specifically disclosed, reflected or fully reserved against in the Four Leaf Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Four Leaf’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Four Leaf. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Four Leaf Financial Statements.

5.14 Litigation. There is no Action (or any basis therefor) pending against Four Leaf, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions. There are no outstanding judgments against Four Leaf. Four Leaf is not, and has not previously been, to the knowledge of Four Leaf, subject to any Proceeding with any Governmental Authority.

5.15 Compliance with Laws. Except as set forth on Schedule 5.15 of the Four Leaf Disclosure Schedules, Four Leaf is not in violation of, and has not violated, and, to the knowledge of Four Leaf, is not under investigation with respect to, any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of Four Leaf, is there any basis for any such charge and Four Leaf has not previously received any subpoenas by any Governmental Authority.

5.16 Money Laundering Laws. The operations of Four Leaf are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving Four Leaf with respect to the Money Laundering Laws is pending or, to the knowledge of Four Leaf, threatened.

5.17 OFAC. Neither Four Leaf, nor any director or officer of Four Leaf (nor, to the knowledge of Four Leaf, any agent, employee, affiliate or Person acting on behalf of Four Leaf) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and Four Leaf has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

5.18 Not an Investment Company. Four Leaf is not an “investment company” within the meaning of the Investment Company Act.

5.19 Tax Matters.

(a) (i) Four Leaf has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Four Leaf; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Four Leaf for which a Lien may be imposed on any of Four Leaf’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Four Leaf has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Four Leaf in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Four Leaf has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Four Leaf; (viii) Four Leaf has not received any written request from a Taxing Authority in a jurisdiction where Four Leaf has not paid any Tax or filed Tax Returns asserting that Four Leaf is or may be subject to Tax in such jurisdiction;

(ix) Four Leaf is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a Contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Four Leaf has no Liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) Four Leaf is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Four Leaf has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Four Leaf Financial Statements reflect accruals in accordance with GAAP for all current Taxes of the Four Leaf that are unpaid or payable as of June 30, 2024 (except for any inaccuracies that are not material), and neither Four Leaf nor any of its Subsidiaries has incurred any Liability for Taxes since their respective dates of inception other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business.

(a) From the Signing Date through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, Four Leaf and Pubco (for itself and by causing Pubco Group to comply with these requirements), conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the Signing Date until and including the earlier of: (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, to the extent permissible by applicable Laws, without the written consent of all Parties (which shall not be unreasonably withheld, delayed or conditioned), each of Pubco and Four Leaf agrees that it shall not:

(i) materially amend, modify or supplement the Investment Management Trust Agreement or its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $1,000,000, except in the ordinary course of business consistent with past practice;

(iii) modify, amend or enter into any Contract, which obligates the payment of more than $1,000,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (A) pursuant to existing Contracts or commitments disclosed herein, (B) sales of Inventory in the ordinary course consistent with past practice, and (C) not exceeding $1,000,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Pubco Shareholder (other than, in the case of any Pubco Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

(vii) authorize any salary increase of more than 20% for any employee who is a Pubco Shareholder or who is making an annual salary equal to or greater than $200,000 in the aggregate on an annual basis or change its bonus or profit sharing policies;

(viii) obtain or incur any loan or other Indebtedness exceeding $5,000,000, except for trade payables in the ordinary course of business consistent with past practice;

(ix) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(x) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xi) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xii) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xiii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xiv) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a Contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or

(xv) undertake any legally binding obligation to do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.1 shall operate so as to restrict or prevent: (A) the completion or performance of any obligations undertaken pursuant to any Contract entered into by Pubco or any of its Subsidiary in the ordinary course of business prior to the Signing Date; (B) any steps necessary to implement the Transactions or any matter expressly permitted by, or necessary for the performance of, this Agreement; (C) any matter reasonably undertaken by Pubco or any of its Subsidiaries in an emergency or disaster situation with the intention of minimizing any adverse effect of such situation, provided that Pubco shall (x) notify Four Leaf as soon as reasonably practicable of any action taken or proposed to be taken as described in this clause, (y) provide to Four Leaf all such information as Four Leaf may reasonably request in respect of any such action and (z) use commercially reasonable efforts to consult with Four Leaf in respect of any such action; (D) any action required to be undertaken to comply with applicable Laws; or (E) any matter as set forth on Schedule 6.1(a) of the Pubco Disclosure Schedules.

(b) No Party shall: (i) take or agree to take any action that might make any representation or warranty of such Party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date; or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

6.2 Alternative Transaction. From the Signing Date through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the Transactions: (a) neither Pubco, on the one hand, nor Four Leaf, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Controlled Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents, immediately cease and cause to be terminated any discussions existing as of the Signing Date with any Person or group of Persons that relate to or for the purpose of encouraging or facilitating any Alternative Proposal or Alternative Transaction; and (b) neither Pubco, on the one hand, nor Four Leaf, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Controlled Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, knowingly encourage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that reasonably likely to make, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving Pubco or Four Leaf (other than the Transactions), as applicable: (A) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (B) any sale, exchange, transfer or other disposition of all or substantially all of the assets of such Person (other than the sale, exchange, transfer or other disposition of assets in the ordinary course of business) or more than 50%, by voting power, of any class or series of the share capital or capital stock or other equity interests of the Pubco Group or Four Leaf in a single transaction or series of related transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Pubco Group or Four Leaf or any of their respective representatives or agents (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other Parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Pubco Group and Four Leaf shall keep the other Parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.3 Access to Information. From the Signing Date until and including the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, the Pubco Group and Four Leaf shall, to the best of their abilities: (a) continue to give each other Party, its legal counsel and other representatives reasonable access during normal business hours to its offices, properties, and Books and Records; (b) furnish to the other Party, its legal counsel and other representatives such information relating to the business of the Pubco Group or Four Leaf as such Persons may reasonably request; and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section 6.3 (or any investigation prior to the Signing Date) shall affect any representation or warranty given by the Pubco Group or Four Leaf and, provided further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Pubco Group or Four Leaf. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to: (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege; (ii) violate any Contract to which it is a party or to which it is subject or applicable Law; (iii) result in the disclosure of any trade secrets; (iv) result in the disclosure of any sensitive or personal information that would expose Pubco Group to the risk of Liabilities, provided, however, that the non-disclosing Party must advise the other Parties that it is withholding such access or information and (to the extent reasonably practicable) and provide a description of the access not granted or information not disclosed. All information and materials provided pursuant to this Agreement will be subject to Section 8.5.

6.4 Notices of Certain Events. From the Signing Date until and including the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, each Party shall promptly (and in any event prior to the Closing) notify the other Parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Pubco Share or share capital or capital stock of Four Leaf or any of the Pubco Group’s or Four Leaf’s assets;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the Transactions;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change;

(e) any representation or warranty made by such Party contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 9.2(b) would not be satisfied; and

(f) any breach of any covenant or agreement of such Party contained in this Agreement such that the condition set forth in Section 9.2(c) would not be satisfied,

provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Four Leaf Disclosure Schedules or the Pubco Disclosure Schedules (as the case may be) or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 6.4 shall not give rise to any Liability of Pubco or Four Leaf or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

6.5 SEC Filings.

(a) The Parties acknowledge that:

(i) Four Leaf’s stockholders must approve the Transactions prior to Merger 1 contemplated hereby being consummated and that, in connection with such approval, Four Leaf must call a special meeting of its stockholders requiring Four Leaf to prepare and file with the SEC definitive proxy materials, which will contain a Proxy Statement/Prospectus;

(ii) Four Leaf will be required to file Quarterly and Annual reports that may be required to contain information about the Transactions; and

(iii) Four Leaf will be required to file a Form 8-K to announce the Transactions contemplated hereby and other significant events that may occur in connection with such Transactions.

(b) In connection with any filing Four Leaf makes with the SEC that requires information about the Transactions to be included, Pubco will, and will use its commercially reasonable efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with Four Leaf, (ii) respond to questions about the Pubco Group required in any filing or requested by the SEC, and (iii) provide any information reasonably requested by Four Leaf in connection with any filing with the SEC.

(c) Trust Account. Except as otherwise expressly provided in the Investment Management Trust Agreement, Four Leaf shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of Pubco.

6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Four Leaf (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the Signing Date, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Four Leaf in effect on the Signing Date and disclosed in Schedule 6.6(a) of Four Leaf Disclosure Schedules, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Pubco shall cause the Organizational Documents of Pubco and the Merger 2 Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of Four Leaf to the extent permitted by applicable Law. The provisions of this Section 6.6(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) Pubco shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for events occurring prior to the Closing Date and for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Four Leaf’s existing policy or, if substantially equivalent insurance coverage is unavailable, the comparable coverage; provided that in no event shall Pubco be required to expend for such policies pursuant to this Section 6.6(b) an annual premium amount in excess of 250% of the amount of per annum premium Four Leaf paid in its last full fiscal year, which amount is set forth in Schedule 6.6(b) of Four Leaf Disclosure Schedules. If obtained, Pubco shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and to honor all obligations thereunder.

(c) On the Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to all parties with each member of Pubco’s board of directors and executive officers of Pubco as of the Merger 1 Effective Time, which indemnification agreements shall continue to be effective following the Closing.

6.7 Four Leaf Public Filings; Nasdaq Listing. From the Signing Date through the Closing, Four Leaf will accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. From the Signing Date through the Closing, Four Leaf shall ensure Four Leaf remains listed as a public company on the Nasdaq Stock Market.

6.8 Section 16 Matters. Prior to the Closing Date, Four Leaf shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of any shares of Four Leaf Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Pubco, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article VII
ADDITIONAL COVENANTS OF THE PUBCO GROUP

Pubco agrees that it shall, and shall cause Pubco Group to, comply with the following requirements:

7.1 Reporting and Compliance with Laws. From the Signing Date through the Closing Date, Pubco Group shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2 Reasonable Best Efforts to Obtain Consents. Pubco Group shall use its reasonable best efforts to obtain the CSRC Filing Notice and each required third party consent to the Transactions as promptly as practicable hereafter. With respect to the CSRC Filing Notice, Pubco Group shall address, resolve or respond to, as promptly as practicable, any inquiries or comments received from, and supply, as promptly as practicable, any additional information or documentation that may be requested by, the CSRC from time to time in respect of the CSRC Filing Notice.

7.3 Annual and Interim Financial Statements. From the Signing Date through the Closing Date, (a) within seventy-five (75) calendar days following the end of each three-month quarterly period, Pubco Group shall deliver to Four Leaf, for the first three quarters of the year, unaudited management accounts of Pubco Group, and (b) Pubco Group shall also promptly deliver to Four Leaf copies of any audited annual consolidated financial statements of Pubco Group that Pubco Group’s auditor may issue.

7.4 Financial Information. As promptly as practicable following the execution and delivery of this Agreement and in any event, prior to the filing of the Registration Statement, Pubco shall deliver to Four Leaf audited consolidated balance sheets of Pubco, and the related statements of operations, changes in shareholders’ equity and cash flows, as of and for the fiscal years ended December 31, 2022 and 2023, all prepared in conformity with U.S. GAAP under the standards of the PCAOB (collectively, the “Audited Financial Statements”). The Audited Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the consolidated financial position of Pubco and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations for the periods reflected therein. The Audited Financial Statements shall: (i) be prepared from the Books and Records of Pubco; (ii) be prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of Pubco Group’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to Pubco Group with respect to the periods then ended.

7.5 No Trading. Pubco acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Pubco hereby agrees that it shall not purchase or sell any securities of Four Leaf in violation of such Laws, or cause or encourage any Person to do the foregoing.

Article VIII
ADDITIONAL COVENANTS OF ALL PARTIES HERETO

The Parties hereto further covenant and agree that:

8.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other Parties, to consummate and implement expeditiously each of the Transactions. The Parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

8.2 Compliance with SPAC Agreements. Pubco Group and Four Leaf shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of March 16, 2023 by and between Four Leaf and the investors named therein, except to the extent any such agreement is modified by virtue of this Agreement.

8.3 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Four Leaf and Pubco shall jointly prepare, with the assistance of the Pubco Group, and Pubco shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Shares to be issued under this Agreement and the Pubco Warrants (and the Pubco Class A Ordinary Shares issuable upon exercise thereof), which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of Four Leaf, as well as a prospectus for the offering of Pubco Class A Ordinary Shares and Pubco Warrants to the holders of Four Leaf Common Stock and Four Leaf Warrants (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Four Leaf’s stockholders for the matters to be acted upon at the Four Leaf Special Meeting and providing the public stockholders of Four Leaf an opportunity in accordance with Four Leaf’s Organizational Documents and the final IPO prospectus of Four Leaf, dated March 16, 2023 (the “Prospectus”) to have their Four Leaf Common Stock redeemed in conjunction with the stockholder vote on the

Four Leaf Stockholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Four Leaf stockholders to vote, at special meeting of Four Leaf stockholders to be called and held for such purpose (the “Four Leaf Special Meeting”), in favor of resolutions approving: (i) the adoption and approval of this Agreement and the Additional Agreements and the Transactions, including Merger 1 and Merger 2, by the Four Leaf stockholders in accordance with Four Leaf’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq; (ii) adoption of the amended and restated certificate of incorporation of Merger 1 Surviving Corporation substantially in the form attached hereto as Exhibit G-1; and (iii) such other matters as Pubco and Four Leaf shall hereafter mutually determine to be necessary or appropriate in order to effect Merger 1 and Merger 2 and the other Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “Four Leaf Stockholder Approval Matters”). In connection with the Registration Statement, Four Leaf and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Four Leaf’s Organizational Documents, the DGCL, and the rules and regulations of the SEC and Nasdaq. Each of Four Leaf and Pubco shall furnish all information concerning it that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, which information shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided). Each of Four Leaf and Pubco shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Promptly after the Registration Statement is declared effective under the Securities Act, Four Leaf and Pubco will cause the Proxy Statement/Prospectus to be mailed to stockholders of Four Leaf.

(b) Each of Four Leaf and Pubco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Four Leaf or Pubco becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then: (i) such Party shall promptly inform the other Parties; and (ii) Four Leaf, on the one hand, and Pubco, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Four Leaf and Pubco shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the stockholders of Four Leaf pursuant to applicable Law and subject to the terms and conditions of this Agreement, the Four Leaf Organizational Documents and Pubco Organizational Documents. Each of Pubco and Four Leaf shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Four Leaf or Pubco receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Each Party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to Pubco, Four Leaf and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy Statement/Prospectus, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Four Leaf shall cause the Proxy Statement/Prospectus to be disseminated to Four Leaf’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Four Leaf’s Organizational Documents.

8.4 Four Leaf Stockholders’ Approval. As promptly as practicable and in accordance with applicable Law, Four Leaf shall establish a record date for, duly call, give notice of, convene and hold the Four Leaf Special Meeting in accordance with Four Leaf’s Organizational Documents to be held as promptly as reasonably practicable following the date that the Proxy Statement/Prospectus is declared effective under the Securities Act for the purpose of voting on the Four Leaf Stockholder Approval Matters; provided, that Four Leaf may postpone or adjourn the Four Leaf Special Meeting on one or more occasions for up to 15 days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by Four Leaf’s board of directors that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Four Leaf Stockholder Approval Matters or otherwise take actions consistent with Four Leaf’s obligations pursuant to Section 8.1 above. Four Leaf shall use its best efforts to obtain the approval of the Four Leaf Stockholder Approval Matters at the Four Leaf Special Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the Four Leaf Stockholder Approval Matters, and shall take all other action it may deem reasonably necessary or advisable to secure the required vote or consent of its stockholders. Subject to applicable Laws, Four Leaf’s board of directors shall recommend to its stockholders that they approve the Four Leaf Stockholder Approval Matters (the “Four Leaf Recommendation”) and shall include the Four Leaf Recommendation in the Proxy Statement/Prospectus. Neither Four Leaf’s board of directors nor any committee thereof shall, except if required by applicable Law: (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Four Leaf Recommendation, or fail to include the Four Leaf Recommendation in the Proxy Statement/Prospectus; or (b) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction or Alternative Proposal.

8.5 Confidentiality. Except as necessary to complete the Proxy Statement/Prospectus, Pubco, on the one hand, and Four Leaf, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the Transactions (except to the extent that such information can be shown to have been: (a) previously known by the Party to which it was furnished; (b) in the public domain through no fault of such Party; or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other Person, except its representatives in connection with this Agreement on a need to know basis; provided that such representative has entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties to the extent not prohibited by Law so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall hold confidential information concerning or supplied by the other Parties with at least the same degree of care as it exercises to preserve confidentiality for its own similar information, but in no event with less than a commercially reasonable degree of care.

Article IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the Parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the Parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions, including without limitation, the CSRC Filing Notice, shall have been made or obtained.

(d) The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) The Four Leaf Stockholder Approval Matters that are submitted to the vote of the stockholders of Four Leaf at the Four Leaf Special Meeting in accordance with the Proxy Statement/Prospectus and Four Leaf’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Four Leaf at the Four Leaf Special Meeting in accordance with Four Leaf’s Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Four Leaf Stockholder Approval”).

(f) This Agreement, the Merger 1 Certificate of Merger, the Merger 2 Certificate of Merger and the Transactions, including Merger 1 and Merger 2, shall have been authorized and approved by the holders of Pubco Shares constituting the Requisite Pubco Vote in accordance with the Cayman Companies Act and Pubco’s Organizational Documents.

(g) All required filings under the HSR Act, and other applicable anti-trust Laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the Parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(h) As of the Closing, Four Leaf shall have at least $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(i) (i) Pubco’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Pubco shall not have received any notice of non-compliance therewith, and (ii) the shares issued as Four Leaf Merger Consideration shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance.

9.2 Conditions to Obligations of Four Leaf. The obligation of Four Leaf to consummate the Closing is subject to the satisfaction, or the waiver at Four Leaf’ sole and absolute discretion, of all the following further conditions:

(a) Pubco shall have duly performed, in all material respects, all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of Pubco contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date except as provided in the Pubco Disclosure Schedules pursuant to Article IV (if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that (i) the Pubco’s Fundamental Representations (other than Section 4.5 (Capitalization)) shall be true and correct in all material respects as of the Closing Date except as provided in the Pubco Disclosure Schedules pursuant to Article IV (if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), and (ii) the representations and warranties contained in Section 4.5 (Capitalization) shall be true and correct except for de minimis inaccuracies as of the Closing Date except as provided in the Pubco Disclosure Schedules pursuant to Article IV (if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date).

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect on Pubco.

(d) Four Leaf shall have received a certificate signed by the Chief Executive Officer of Pubco to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) Four Leaf shall have received: (i) a copy of the Organizational Documents of Pubco as in effect as of the Closing Date; (ii) the copies of resolutions duly adopted by the sole director of Pubco and by the Requisite Pubco Vote of Pubco Shareholders authorizing this Agreement and the Transactions; and (iii) a recent certificate of good standing of Pubco as of a date no later than thirty (30) days prior to the Closing Date regarding Pubco from the Registrar of Companies of the Cayman Islands.

(f) Four Leaf shall have received a copy of each of the Additional Agreements to which Pubco is a party duly executed by Pubco and such Additional Agreement shall be in full force and effect.

(g) Four Leaf shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Four Leaf or Pubco.

9.3 Conditions to Obligations of Pubco. The obligations of Pubco to consummate the Closing is subject to the satisfaction, or the waiver at Pubco’s discretion, of all of the following further conditions:

(a) Four Leaf shall have duly performed, in all material respects, all of their covenants and obligations hereunder required to be performed by them at or prior to the Closing Date.

(b) All of the representations and warranties of Four Leaf contained in Article V of, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that (i) Four Leaf’ Fundamental Representations (other than Section 5.6 (Capitalization)) shall be true and correct in all material respects as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), and (ii) the representations and warranties contained in Section 5.6 (Capitalization) shall be true and correct except for de minimis inaccuracies as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date).

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect on Four Leaf.

(d) Pubco shall have received a certificate signed by an authorized officer of Four Leaf to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) Pubco shall have received a copy of each of the Additional Agreements to which Four Leaf is a party duly executed by Four Leaf and such Additional Agreement shall be in full force and effect.

(f) Pubco shall have received evidence of the resignation or removal of all the directors of Four Leaf as a director on the board of directors of Merger 1 Surviving Corporation in accordance with Section 2.4, effective as of the Merger 1 Effective Time.

(g) From the Signing Date until the Closing, Four Leaf shall have been in compliance in all material respects with the reporting requirement under the Securities Act and the Exchange Act, as applicable to Four Leaf.

Article X
TERMINATION

10.1 Termination. This Agreement may be terminated and Merger 1, Merger 2 and the other Transactions may be abandoned at any time prior to the Merger 2 Effective Time, notwithstanding any Requisite Pubco Vote and adoption of this Agreement and the Transactions by the equity holders of Four Leaf or Pubco:

(a) by the mutual written consent of Four Leaf and Pubco duly authorized by each of their respective boards of directors;

(b) by Four Leaf: if (i) any of the representations or warranties of Pubco contained in Article IV shall not be true and correct, or if there has been a breach by Pubco of any covenant or agreement on the part of Pubco set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by Four Leaf), in each case such that the conditions to Closing set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied; and (ii) such failure to be so true and correct, or such breach, is incapable of being cured or is not cured (or waived by Four Leaf) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to Pubco; provided, however, that Four Leaf shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if Four Leaf is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c) by Pubco, if: (i) any of the representations or warranties of Four Leaf set forth in Article V shall not be true and correct, or if there has been a breach by Four Leaf of any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by Pubco), in each case such that the conditions to Closing set forth in either Section 9.3(a) or Section 9.3(b) would not be satisfied; and (ii) such failure to be so true and correct, or such breach, is incapable of being cured or is not cured (or waived by Pubco) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to Four Leaf; provided, however, that Pubco shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Pubco is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) by either Pubco or Four Leaf:

(i) on or after December 31, 2025 (the “Outside Date”), if the Closing shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Order having the effect set forth in Section 9.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of the Four Leaf Stockholder Approval Matters shall fail to receive the Required Four Leaf Stockholder Approval at the Four Leaf Special Meeting (unless such Four Leaf Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof), which termination right shall not be exercisable by Four Leaf if Four Leaf has materially breached any of its obligations under Article VIII, provided that the termination right under this Section 10.1(d)(iii) shall be of no further force or effect if such Required Four Leaf Stockholder Approval is delivered to Pubco prior to the termination of the Agreement; or

(iv) if CSRC Filing Notice has not been obtained by the Outside Date;

(e) by Four Leaf if the Requisite Pubco Vote shall not have been obtained by reason of the failure to obtain the required vote at the general meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement or be approved in writing by all of the holders of all Pubco Shares entitled to vote at a general meeting of Pubco in accordance with the Organizational Documents of Pubco and applicable Law, provided that the termination right under this Section 10.1(e) shall be of no further force or effect if such Requisite Pubco Vote is delivered to Four Leaf prior to the termination of the Agreement.

10.2 Effect of Termination. In the event of the termination of this Agreement (other than termination pursuant to Section 10.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Article XI, this Section 10.2 and the NDA) without Liability on the part of any Party hereto or its respective Affiliates, officers, directors or shareholders; provided, however, that nothing in this Agreement will relieve any Party from Liability for Fraud.

Article XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 p.m. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if sent by electronic mail, on the date that transmission is confirmed electronically, if by 4:00 p.m. on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to Pubco Group (following the Closing), to:

c/o Xiaoyu Dida Interconnect International Limited
Building 34, Tian’an Headquarters Center,
No. 555, Panyu Avenue North,
Donghuan Street, Panyu District,
Guangzhou 511400
People’s Republic of China
Attention: Wendong Li
Email: leolee@xiaoyudd.com

with a copy to (which shall not constitute notice):

White & Case LLP

19th Floor, Tower 1 of China Central Place

81 Jianguo Lu

Beijing 100025

People’s Republic of China

Attention: Alan Bao, Esq.

Email: alan.bao@whitecase.com

if to Four Leaf:

c/o Four Leaf Acquisition Corporation
4546 El Camino Real B10 #715

Los Altos, California 94022

United States of America
Attn: Bala Padmakumar, CEO
Email: bala@fourleaf.investments

with a copy to (which shall not constitute notice):

Nixon Peabody LLP
One Embarcadero Center
San Francisco, CA 94111

United States of America
Attn: David Cheng and David R. Brown
Email: dcheng@nixonpeabody.com and drbrown@nixonpeabody.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of Four Leaf and Pubco, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Merger 2 Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing.

11.4 Non-Recourse.. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, Pubco, Four Leaf, Merger Sub 1 and Merger Sub 2 as named Parties hereto. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party): (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other representative of Pubco, Four Leaf, Merger Sub 1 or Merger Sub 2; and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other representative of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of Pubco, Four Leaf, Merger Sub 1 or Merger Sub 2 under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party,” and collectively, the “Non-Recourse Parties”).

11.5 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.6 Publicity. Except as required by Law and except with respect to the Four Leaf SEC Documents, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by Law, the Parties will use their reasonable best efforts to cause a mutually agreeable release or public disclosure to be issued.

11.7 Expenses. Except as otherwise expressly set forth herein, each Party hereto shall bear its own costs and expenses in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, each Party’s reasonable and documented costs and expenses will be paid in accordance with Section 3.7. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Additional Agreement, Pubco shall not be responsible for paying any amount of Four Leaf Transaction Expenses and Four Leaf’s operating expenses that exceeds the amounts as agreed by and between Pubco and Four Leaf on the Signing Date, and the Sponsor shall be responsible for paying the expenses in excess of such mutually agreed amounts.

11.8 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of Law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.9 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, United States of America, without giving effect to the conflict of laws principles thereof (provided that the fiduciary duties of Pubco’s directors and any exercise of appraisal and dissenters’ rights under the Laws of the Cayman Islands with respect to the Mergers, shall in each case be governed by the Laws of the Cayman Islands).

11.10 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action: (a) arising under this Agreement or under any Additional Agreement; or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.11 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.13 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

11.14 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.15 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” or “Parties” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by Four Leaf.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Pubco Disclosure Schedules or the Four Leaf Disclosure Schedules (as the case may be).

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on the immediate next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge of Pubco” or similar terms shall be deemed to include the actual knowledge of the Chief Executive Officer and the sole director of Pubco upon due inquiry.

11.16 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

11.17 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers: (a) any benefit or right upon or may be enforced by any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Pubco or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) not a signatory hereto; (b) establishes, amends or modifies any Benefit Plan, program, policy, agreement or arrangement; or (c) limits the right of Four Leaf, Pubco, or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that: (i) the D&O Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.6; and (ii) the Non-Recourse Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 11.4.

11.18 Waiver. Reference is made to the Prospectus. Pubco, Merger Sub 1 and Merger Sub 2 have read the Prospectus and understand that Four Leaf has established the Trust Account for the benefit of the public stockholders of Four Leaf and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, disbursements of monies from the Trust Account are available only for the purposes set forth in the Investment Management Trust Agreement. Accordingly, Pubco (on behalf of itself and its Affiliates, representatives and equityholders) hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby waives any past, present or future claim of any kind arising out of this Agreement (or the negotiation thereof) against, and any right to access, the Trust Account, any trustee of the Trust Account to collect from the Trust Account any monies that may be owed to them by Four Leaf or any of its Affiliates for any reason whatsoever, including without limitation, for any knowing and intentional material breach by any of the Parties to this Agreement of any of it representations or warranties as set forth in this Agreement, or such Party’s breach of any of its covenants or other agreements set forth in this Agreement; provided, that (x) nothing herein shall serve to limit or prohibit Pubco’s right to pursue a claim against Four Leaf for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Four Leaf to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of the Four Leaf Redeeming Shares) in accordance with the terms of this Agreement and the Investment Management Trust Agreement) so long as such claim would not affect Four Leaf’s ability to fulfill its obligation to effectuate the redemption of the Four Leaf Redeeming Shares, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that Pubco may have in the future against Four Leaf’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 11.18 shall survive the termination of this Agreement for any reason.

11.19 Conflict and Privilege.

(a) Four Leaf and Pubco, on behalf of themselves and on behalf of their respective successors and assigns (including, after the Closing, the Merger 2 Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the Four Leaf Stockholders or holders of other equity interests of Four Leaf or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than Pubco or the Merger 2 Surviving Corporation) (collectively, the “Four Leaf Group”), on the one hand, and (y) Pubco, the Merger 2 Surviving Corporation, any member of the Xiaoyu Dida Group or any of their respective directors, members, partners, officers, employees or Affiliates, on the other hand, any legal counsel (including Nixon Peabody LLP) that represented Four Leaf or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Four Leaf Group in such dispute even though the interests of such Persons may be directly adverse to Pubco or the Merger 2 Surviving Corporation, and even though such counsel may have represented Four Leaf in a matter substantially related to such dispute, or may be handling ongoing matters for Four Leaf, the Sponsor or any other member of the Four Leaf Group. Four Leaf and Pubco further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Nixon Peabody LLP) that represented Four Leaf, the Sponsor or any other member of the Four Leaf Group prior to the Closing and any one or more such Persons that relate in any way to the Transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Four Leaf Group and shall be controlled by the Four Leaf Group, and shall not pass to or be claimed or controlled by the Merger 2 Surviving Corporation (after giving effect to the Closing) or Pubco. Notwithstanding the foregoing, any privileged communications or information shared by Pubco prior to the Closing with Four Leaf, the Sponsor or any other member of the Four Leaf Group (in any capacity) under a common interest agreement shall remain the privileged communications or information of Pubco.

(b) Four Leaf and Pubco, on behalf of themselves and on behalf of their respective successors and assigns (including, after the Closing, the Merger 2 Surviving Corporation) hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Pubco Shareholders or holders of other equity interests of Pubco, or any of their respective directors, members, partners, officers, employees or Affiliates (other than Pubco or the Merger 2 Surviving Corporation) (collectively, the “Xiaoyu Dida Group”), on the one hand, and (y) the Merger 2 Surviving Corporation or any member of the Four Leaf Group, on the other hand, any legal counsel (including White & Case LLP and Harney Westwood & Riegels) that represented Pubco or any member of the Pubco Group prior to the Closing may represent any member of the Xiaoyu Dida Group in such dispute even though the interests of such Persons may be directly adverse to Pubco and the Merger 2 Surviving Corporation, and even though such counsel may have represented the Pubco Group in a matter substantially related to such dispute, or may be handling ongoing matters for Pubco Group and the Merger 2 Surviving Corporation. Four Leaf and Pubco further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the Transactions) between or among Pubco or any member of Xiaoyu Dida Group, on the one hand, and any legal counsel (including White & Case LLP and Harney Westwood & Riegels), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Xiaoyu Dida Group and shall be controlled by the Xiaoyu Dida Group, and shall not pass to or be claimed or controlled by Pubco or the Merger 2 Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Four Leaf or the Sponsor prior to the Closing with any member of the Pubco Group under a common interest agreement shall remain the privileged communications or information of Pubco or the Merger 2 Surviving Corporation.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOUR LEAF ACQUISITION CORPORATION

By:	/s/ Bala Padmakumar
	Name:	Bala Padmakumar
	Title:	Chief Executive Officer and Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Xiaoyu Dida Interconnect International Limited

By:	/s/ Wendong Li
	Name:	Wendong Li
	Title:	Director

Xiaoyu Dida Merger Sub, Inc.

By:	/s/ Wendong Li
	Name:	Wendong Li
	Title:	Director

Xiaoyu Dida (USA) Company, Inc.

By:	/s/ Wendong Li
	Name:	Wendong Li
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

LIST OF EXHIBITS

A:	Company Shareholders

B:	Form of A&R Registration Rights Agreement

C:	Form of Shareholder Support Agreement

D:	Form of Sponsor Support Agreement

E:	Pubco Disclosure Schedules

F:	Four Leaf Disclosure Schedules

G-1:	Form of Restated Certificate of Incorporation of Merger 1 Surviving Corporation

G-2:	Form of Certificate of Incorporation of Merger 2 Surviving Corporation

H:	Form of Warrant Assignment, Assumption and Amendment Agreement

EXHIBIT A

COMPANY SHAREHOLDERS

Name	Number and Class of Shares
Wendong.Lee Limited	5,000,000 class A ordinary shares of a par value of USD0.00005 each (the Class A Ordinary Shares) and 3,694,818 class B ordinary shares of a par value of USD0.00005 each (the Class B Ordinary Shares)
LYZLS Limited	5,512,653 Class A Ordinary Shares
ZMY Limited	2,407,757 Class A Ordinary Shares
Zhao Luan Limited	2,337,556 Class A Ordinary Shares
GZZL Limited	2,579,566 Class A Ordinary Shares
ZLGZ Limited	2,216,434 Class A Ordinary Shares
GZYR Limited	3,600,860 Class A Ordinary Shares
GZYX Limited	926,115 Class A Ordinary Shares
BJ Tojoy Shared Enterprise Consulting Ltd	3,933,704 Class A Ordinary Shares
ZSZQ HOLDING LTD.	2,988,064 Class A Ordinary Shares
Winrun Group Limited 美林集團（國際）有限公司	412,473 Class A Ordinary Shares
SING FAMILY ENTERPRISE HK LIMITED 成氏集團企業有限公司	3,890,000 Class A Ordinary Shares
GL HONGYUAN HOLDING LTD.	500,000 Class A Ordinary Shares

EXHIBIT B

FORM OF A&R REGISTRATION RIGHTS AGREEMENT

See attached.

EXHIBIT C

FORM OF SHAREHOLDER SUPPORT AGREEMENT

See attached.

EXHIBIT D

FORM OF SPONSOR SUPPORT AGREEMENT

See attached.

EXHIBIT E

PUBCO DISCLOSURE SCHEDULES

See attached.

EXHIBIT F

FOUR LEAF DISCLOSURE SCHEDULES

See attached.

EXHIBIT G-1

FORM OF RESTATED CERTIFICATE OF INCORPORATION OF MERGER 1 SURVIVING CORPORATION

See attached.

EXHIBIT G-2

CERTIFICATE OF INCORPORATION OF MERGER 2 SURVIVING CORPORATION

See attached.

EXHIBIT H

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

See attached.

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